Exhibit 99.1

Forward-looking statements

This offering memorandum contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “target,” “estimate,” “project,” “intend” and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement our strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding our services, the expansion of our services, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

•                  changes in government reimbursement for our services and/or new payment policies may result in a reduction in net operating revenues, an increase in costs, and a reduction in profitability;

•                  the failure of our Medicare-certified long term care hospitals (“LTCHs”) or inpatient rehabilitation facilities (“IRFs”) to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                  the failure of our Medicare-certified LTCHs and IRFs operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                  a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                  acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources, or expose us to unforeseen liabilities;

•                  our plans and expectations related to our acquisitions, including the acquisition of U.S. HealthWorks by Concentra, Inc. (“Concentra”) in early 2018, and our ability to realize anticipated synergies;

•                  private third-party payors for our services may adopt payment policies that could limit our future net operating revenues and profitability;

•                  the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                  shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•                  competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                  the loss of key members of our management team could significantly disrupt our operations;

•                  the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•                  a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•                  other factors discussed under the heading “Risk factors” herein or incorporated by reference from our annual report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 21, 2019, and our quarterly report on Form 10-Q for the three months ended March 31, 2019, filed with the SEC on May 2, 2019.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Unless otherwise indicated, the terms “Holdings” refers only to Select Medical Holdings Corporation, our parent holding company, and “Select,” “our company,” “us,” “we” and “our” refer to Select Medical Corporation together with its subsidiaries. As used herein the term “Adjusted EBITDA” shall have the meaning provided in “—Summary historical consolidated financial and other data” below.

Our Business

Overview

We began operations in 1997 and, based on the number of facilities, are one of the largest operators of critical illness recovery hospitals (previously referred to as long term acute care hospitals), rehabilitation hospitals (previously referred to as inpatient rehabilitation facilities), outpatient rehabilitation clinics, and occupational health centers in the United States. As of March 31, 2019, we had operations in 47 states and the District of Columbia. As of March 31, 2019, we operated 97 critical illness recovery hospitals in 28 states, 27 rehabilitation hospitals in 11 states, and 1,684 outpatient rehabilitation clinics in 37 states and the District of Columbia. As of March 31, 2019, Concentra, a joint venture subsidiary, operated 525 occupational health centers in 41 states. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics (“CBOCs”).

We manage our company through four business segments: our critical illness recovery hospital segment, our rehabilitation hospital segment, our outpatient rehabilitation segment, and our Concentra segment. We had net operating revenues of $5,152.9 million for the twelve months ended March 31, 2019. Of this total, we earned approximately 34% of our net operating revenues from our critical illness recovery hospital segment, approximately 14% from our rehabilitation hospital segment, approximately 21% from our outpatient rehabilitation segment, and approximately 31% from our Concentra segment.

Our critical illness recovery hospital segment consists of hospitals designed to serve the needs of patients recovering from critical illnesses, often with complex medical needs, and our rehabilitation hospital segment consists of hospitals designed to serve patients that require intensive physical rehabilitation care. Patients are typically admitted to our critical illness recovery hospitals and rehabilitation hospitals from general acute care hospitals. Our outpatient rehabilitation segment consists of clinics that provide physical, occupational, and speech rehabilitation services. Our Concentra segment consists of occupational health centers and contract services provided at employer worksites that deliver occupational medicine, physical therapy, and consumer health services. Additionally, our Concentra segment delivers veteran’s healthcare through its Department of Veterans Affairs CBOCs.

Critical illness recovery hospitals

We are a leading operator of critical illness recovery hospitals in the United States, which are certified by Medicare as LTCHs. The key elements of our critical illness recovery hospital strategy are to:

Focus on specialized inpatient services. We serve highly acute patients and patients with debilitating injuries and rehabilitation needs that cannot be adequately cared for in a less medically intensive environment, such as a skilled nursing facility. Chronically critically ill patients admitted to our critical illness recovery hospitals require long stays, benefiting from a more specialized and targeted clinical approach. Our care model is distinct from what patients experience in general acute care hospitals.

Provide high-quality care and service. Our critical illness recovery hospitals serve a critical role in comprehensive healthcare delivery. Through our specialized treatment programs and staffing models, we treat patients with acute, highly complex, and specialized medical needs. Our treatment programs focus on specific patient needs and medical conditions, such as ventilator weaning protocols, comprehensive wound care assessments and treatment protocols, medication review and antibiotic stewardship, infection control and prevention, and customized mobility, speech, and swallow programs. Our staffing models ensure that patients have the appropriate clinical resources over the course of their stay. We maintain quality assurance programs to support and monitor quality of care standards and to meet regulatory requirements and maintain Medicare certifications. We believe that we are recognized for providing quality care and service, which helps develop brand loyalty in the local areas we serve.

Our treatment programs are continuously reassessed and updated based on peer-reviewed literature. This approach provides our clinicians access to the best practices and protocols that we have found to be effective in treating various conditions in this population such as respiratory failure, non-healing wounds, brain injury, renal dysfunction, and complex infectious diseases. In addition, we customize these programs to provide a treatment plan tailored to meet our patients’ unique needs. The collaborative team-based approach coupled with the intense focus on patient safety and quality affords these highly complex patients the best opportunity to recover from catastrophic illness. This comprehensive care model is ultimately measured by the functional recovery of each of our patients.

The quality of the patient care we provide is continually monitored using several measures, including clinical outcomes data and analyses and patient satisfaction surveys. Quality metrics from our critical illness recovery hospitals are used to create monthly, quarterly, and annual reporting for our leadership team. In order to benchmark ourselves against other hospitals, we collect our clinical and patient satisfaction information and compare it to national standards and the results of other healthcare organizations. We are required to report quality measures to individual states based on unique requirements and laws. We also submit required quality data elements to the Center for Medicare & Medicaid Services (“CMS”).

Control operating costs. We continually seek to improve operating efficiency and control costs at our critical illness recovery hospitals by standardizing operations and centralizing key administrative functions. These initiatives include:

•                  centralizing administrative functions such as accounting, finance, treasury, payroll, legal, operational support, human resources, compliance, and billing and collection;

•                  standardizing management information systems to assist in capturing the medical record, accounting, billing, collections, and data capture and analysis; and

•                  centralizing sourcing and contracting to receive discounted prices for pharmaceuticals, medical supplies, and other commodities used in our operations.

Increase commercial volume. We have focused on continued expansion of our relationships with commercial insurers to increase our volume of patients with commercial insurance in our critical illness recovery hospitals. We believe that commercial payors seek to contract with our hospitals because we offer our patients high-quality, cost-effective care at more attractive rates than general acute care hospitals. We also offer commercial enrollees customized treatment programs not typically offered in general acute care hospitals.

Pursue opportunistic acquisitions. We may grow our network of critical illness recovery hospitals through opportunistic acquisitions. When we acquire a critical illness recovery hospital or a group of related facilities, a team of our professionals is responsible for formulating and executing an integration plan. We seek to improve financial performance at such facilities by adding clinical programs that attract commercial payors, centralizing administrative functions, and implementing our standardized resource management programs.

Rehabilitation hospitals

The key elements of our rehabilitation hospital strategy are to:

Focus on specialized inpatient services. We serve patients with debilitating injuries and rehabilitation needs that cannot be adequately cared for in a less medically intensive environment, such as a skilled nursing facility. Generally, patients in our rehabilitation hospitals require longer stays and can benefit from more specialized and intensive clinical care than patients treated in general acute care hospitals and require more intensive therapy than that provided in outpatient rehabilitation clinics.

Provide high-quality care and service. Our rehabilitation hospitals serve a critical role in comprehensive healthcare delivery. Through our specialized treatment programs and staffing models, we treat patients with complex and specialized medical needs. Our specialized treatment programs focus on specific patient needs and medical conditions, such as rehabilitation programs for brain trauma and spinal cord injuries. We also focus on specific programs of care designed to restore strength, improve physical and cognitive function, and promote independence in activities of daily living for patients who have suffered complications from strokes, amputations, cancer, and neurological and orthopedic conditions. Our staffing models ensure that patients have the appropriate clinical resources over the course of their stay. We maintain quality assurance programs to support and monitor quality of care standards and to meet regulatory requirements and maintain Medicare certifications. We believe that we are recognized for providing quality care and service, which helps develop brand loyalty in the local areas we serve.

Our treatment programs, which are continuously reassessed and updated, benefit patients because they give our clinicians access to the best practices and protocols that we have found to be most effective in treating various conditions such as brain and spinal cord injuries, strokes, and neuromuscular disorders. In addition, we combine or modify these programs to provide a treatment plan tailored to meet our patients’ unique needs. We measure the outcomes and successes of our patients’ recovery in order to provide the best possible patient care and service.

The quality of the patient care we provide is continually monitored using several measures, including clinical outcomes data and analyses and patient satisfaction surveys. Quality metrics from our rehabilitation hospitals are used to create monthly, quarterly, and annual reporting for our leadership team. In order to benchmark ourselves against other hospitals, we collect our clinical and patient satisfaction information and compare it to national standards and the results of other healthcare organizations. We are required to report quality measures to individual states based on unique requirements and laws. We also submit required quality data elements to CMS.

Control operating costs. We continually seek to improve operating efficiency and control costs at our rehabilitation hospitals by standardizing operations and centralizing key administrative functions. These initiatives include:

•                  centralizing administrative functions such as accounting, finance, treasury, payroll, legal, operational support, human resources, compliance, and billing and collection;

•                  standardizing management information systems to assist in capturing the medical record, accounting, billing, collections, and data capture and analysis; and

•                  centralizing sourcing and contracting to receive discounted prices for pharmaceuticals, medical supplies, and other commodities used in our operations.

Increase commercial volume. We have focused on continued expansion of our relationships with commercial insurers to increase our volume of patients with commercial insurance in our rehabilitation hospitals. We believe that commercial payors seek to contract with our rehabilitation hospitals because we offer our patients high-quality, cost-effective care at more attractive rates than general acute care hospitals. We also offer commercial enrollees customized and comprehensive rehabilitation treatment programs not typically offered in general acute care hospitals.

Develop rehabilitation hospitals through Pursuing Joint Ventures with Large Healthcare Systems. By leveraging the experience of our senior management and development team, we believe that we are well positioned to expand our portfolio of joint ventured operations. When we identify joint venture opportunities, our development team conducts an extensive review of the area’s referral patterns and commercial insurance rates to determine the general reimbursement trends and payor mix. Once discussions commence with a healthcare system, we refine the specific needs of a joint venture, which could include working capital, the construction of new space, or the leasing and renovation of existing space. A joint venture typically consists of us and the healthcare system contributing certain post-acute care businesses into a newly formed entity. We typically function as the manager and hold either a majority or minority ownership interest. We bring clinical expertise and clinical programs that attract commercial payors and implement our standardized resource management programs, which may improve the clinical outcome and enhance the financial performance of the joint venture.

Pursue opportunistic acquisitions. We may grow our network of rehabilitation hospitals through opportunistic acquisitions. When we acquire a rehabilitation hospital or a group of related facilities, a team of our professionals is responsible for formulating and executing an integration plan. We seek to improve financial performance at such facilities by adding clinical programs that attract commercial payors, centralizing administrative functions, and implementing our standardized resource management programs.

Outpatient rehabilitation

The key elements of our outpatient rehabilitation strategy are to:

Provide high-quality care and service. We are focused on providing a high level of service to our patients throughout their entire course of treatment. To measure satisfaction with our service we have developed surveys for both patients and physicians. Our clinics utilize the feedback from these surveys to continuously refine and improve service levels. We believe that by focusing on quality care and offering a high level of customer service we develop brand loyalty which allows us to strengthen our relationships with referring physicians, employers, and health insurers to drive additional patient volume.

Increase market share. We strive to establish a leading presence within the local areas we serve. To increase our presence, we seek to open new clinics in our existing markets. This allows us to realize economies of scale, heightened brand loyalty, and workforce continuity. We also focus on increasing our workers’ compensation and commercial/managed care payor mix.

Expand rehabilitation programs and services. Through our local clinical directors of operations and clinic managers within their service areas, we assess the healthcare needs of the areas we serve. Based on these assessments, we implement additional programs and services specifically targeted to meet demand in the local community. In designing these programs we benefit from the knowledge we gain through our national network of clinics. This knowledge is used to design programs that optimize treatment methods and measure changes in health status, clinical outcomes, and patient satisfaction.

Optimize payor contract reimbursements. We review payor contracts scheduled for renewal and potential new payor contracts to assure reasonable reimbursements for the services we provide. Before we enter into a new contract with a commercial payor, we evaluate it with the aid of our contract management system. We assess the reasonableness of the reimbursements by evaluating past and projected patient volume and clinic capacity. We create a retention strategy for the top performing contracts and a renegotiation strategy for contracts that do not meet our defined criteria. We believe that our national footprint and our strong reputation enable us to negotiate favorable reimbursement rates with commercial insurers.

Maintain strong community and employee relations. We believe that the relationships between our employees and the referral sources in their communities are critical to our success. Our referral sources, such as physicians and healthcare case managers, send their patients to our clinics based on three factors: the quality of our care, the customer service we provide, and their familiarity with our therapists. We seek to retain and motivate our therapists by implementing a performance-based bonus program, a defined career path with the ability to be promoted from within, timely communication on company developments, and internal training programs. We also focus on empowering our employees by giving them a high degree of autonomy in determining local area strategy. We seek to identify therapists who are potential business leaders. This management approach reflects the unique nature of each local area in which we operate and the importance of encouraging our employees to assume responsibility for their clinic’s financial and operational performance.

Pursue opportunistic acquisitions. We may grow our network of outpatient rehabilitation facilities through opportunistic acquisitions. We believe our size and centralized infrastructure allow us to take advantage of operational efficiencies and improve financial performance at acquired facilities.

Concentra

The key elements of our Concentra strategy are to:

Provide high-quality care and service. We strive to provide a high level of service to our patients and our employer customers. We measure and monitor patient and employer satisfaction and focus on treatment programs to provide the best clinical outcomes in a consistent manner. Our programs and services have proven that aggressive treatment and management of workers’ injuries can more rapidly restore employees to better health which reduces workers’ compensation indemnity claim costs for our employer customers.

Focus on occupational medicine. Our history as an industry leader in the provision of occupational medicine services provides the platform for Concentra to grow this service offering. Complementary service offerings help drive additional growth in this business line.

Pursue direct employer relationships. We believe we provide occupational health services in a cost-effective manner to our employer customers. By establishing direct relationships with these customers, we seek to reduce overall costs of their workers’ compensation claims, while improving employee health, and getting their employees back to work faster.

Increase presence in the areas we serve. We strive to establish a strong presence within the local areas we serve. To increase our presence, we seek to expand our services and programs and to open new occupational health centers and employer onsite locations. This allows us to realize economies of scale, heightened brand loyalty, and workforce continuity.

Pursue opportunistic acquisitions. We may grow our network and expand our geographic reach through opportunistic acquisitions, such as the acquisition of U.S. HealthWorks in early 2018. We believe our size and centralized infrastructure allow us to take advantage of operational efficiencies and improve financial performance at acquired facilities.

Other

Other activities include our corporate services and certain other minority investments in other healthcare related businesses. These include investments in companies that provide specialized technology and services to healthcare entities, as well as providers of complementary services.

Our competitive strengths

We believe that the success of our business model is based on a number of competitive strengths, including our position as a leading operator in each of our business segments, our proven financial performance, our strong cash flow, our significant scale, our experience in completing and integrating acquisitions, our partnerships with large healthcare systems, our ability to capitalize on consolidation opportunities, and our experienced management team.

Leading operator in distinct but complementary lines of business. We believe that we are a leading operator in our business segments based on number of facilities in the United States. Our leadership position and reputation as a high-quality, cost-effective healthcare provider in each of our business segments allows us to attract patients and employees, aids us in our marketing efforts to referral sources, and helps us negotiate payor contracts. In our critical illness recovery hospital segment, we operated 97 critical illness recovery hospitals in 28 states as of March 31, 2019. In our rehabilitation hospital segment, we operated 27 rehabilitation hospitals in 11 states as of March 31, 2019. In our outpatient rehabilitation segment, we operated 1,684 outpatient rehabilitation clinics in 37 states and the District of Columbia as of March 31, 2019. In our Concentra segment, we operated 525 occupational health centers in 41 states as of March 31, 2019. With these leading positions in the areas we serve, we believe that we are well-positioned to benefit from the rising demand for medical services due to an aging population in the United States, which will drive growth across our business segments.

Proven financial performance and strong cash flow. We have established a track record of improving the financial performance of our facilities due to our disciplined approach to revenue growth, expense management, and focus on free cash flow generation. This includes regular review of specific financial metrics of our business to determine trends in our revenue generation, expenses, billing, and cash collection. Based on the ongoing analysis of such trends, we make adjustments to our operations to optimize our financial performance and cash flow.

Significant scale. By building significant scale in each of our business segments, we have been able to leverage our operating costs by centralizing administrative functions at our corporate office.

Experience in successfully completing and integrating acquisitions. Since our inception in 1997 through 2018, we completed ten significant acquisitions for approximately $3.32 billion, which includes $418.6 million paid to acquire Physiotherapy, $1.05 billion paid to acquire Concentra, and $753.6 million paid to acquire U.S. HealthWorks. We believe that we have improved the operating performance of these businesses over time by applying our standard operating practices and by realizing efficiencies from our centralized operations and management.

Experience in partnering with large healthcare systems. Over the past several years we have partnered with large healthcare systems to provide post-acute care services. We believe that we provide operating expertise to these ventures through our experience in operating critical illness recovery hospitals, rehabilitation hospitals, and outpatient rehabilitation facilities and have improved and expanded the level of post-acute care services provided in these communities, as well as the financial performance of these operations.

Well-positioned to capitalize on consolidation opportunities. We believe that we are well-positioned to capitalize on consolidation opportunities within each of our business segments and selectively augment our internal growth. We believe that each of our business segments is largely fragmented, with many of the nation’s critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation facilities, and occupational health centers operated by independent operators lacking national or broad regional scope. With our geographically diversified portfolio of facilities in the United States, we believe that our footprint provides us with a wide-ranging perspective on multiple potential acquisition opportunities.

Experienced and proven management team. Prior to co-founding our company with our current Executive Chairman and Co-Founder, our Vice Chairman and Co-Founder founded and operated three other healthcare companies focused on inpatient and outpatient rehabilitation services. The other members of our senior management team also have extensive experience in the healthcare industry, with an average of almost 25 years in the business. In recent years, we have reorganized our operations to expand executive talent and ensure management continuity.

Industry

In the United States, spending on healthcare was 17.9% of the gross domestic product in 2017, according to CMS. An important factor driving healthcare spending is increased consumption of services due to the aging of the population. According to the U.S. Census Bureau, between 2010 and 2016 the population aged 65 and older in the United States grew 22.2%, while the total population grew 4.7%. The United States is projected to continue to experience rapid growth in its older population. In 2060, the number of Americans aged 65 and older is projected to be 95 million, compared to 49 million in 2016. We believe that an increasing number of individuals age 65 and older will drive demand for our specialized medical services.

For individuals age 65 and older, the primary source of health insurance is the federal Medicare program. Medicare utilizes distinct payment methodologies for services provided in long term acute care hospitals, inpatient rehabilitation facilities and outpatient rehabilitation clinics. In 2017, Medicare spent $4.5 billion on care provided in LTCHs and $7.9 billion on inpatient rehabilitation services nationwide, according to the Medicare Payment Advisory Commission.

Refinancing transactions

Concurrently with the closing of this offering, we intend to (i) establish a new incremental term loan under our existing senior secured credit agreement in the aggregate principal amount of $400.0 million (the “new incremental term loan”), (ii) extend the maturity date of our revolving credit facility by two years to March 6, 2024, and (iii) amend our existing senior secured credit agreement in order to, among other things, increase the maximum permitted total net leverage ratio under the senior secured credit agreement.

The new incremental term loan, the extension of the maturity date of our revolving credit facility, and the terms of the amendments to our senior secured credit agreement are under discussion. Accordingly, their definitive terms may vary from those described above.

We expect to use a portion of the net proceeds of this offering, together with a portion of the proceeds from the new incremental term loan, to redeem in full the $710.0 million aggregate principal amount of our outstanding 6.375% Senior Notes due 2021 (the “2021 Notes”) at the applicable redemption price of 100% of the principal amount thereof, plus interest accrued to, but excluding, the date of redemption, to repay in full the outstanding borrowings under our revolving credit facility, including any accrued and unpaid interest thereon, and to pay related fees and expenses in connection with the foregoing. The consummation of this offering is conditioned upon giving a notice of redemption on all of the outstanding 2021 Notes. Any remaining net proceeds will be used for general corporate purposes. See “Use of proceeds.”

We refer to the offering of the notes hereby, the redemption of the 2021 Notes, our entry into the new incremental term loan, the extension of the maturity date of our revolving credit facility and the repayment of the outstanding borrowings thereunder, and the amendment of our existing senior secured credit agreement as the “Refinancing Transactions.”

Certain estimated operating results for the second quarter ended June 30, 2019

We expect our net operating revenue for the second quarter of 2019 to be in the range of $1.360 billion to $1.362 billion. We expect earnings excluding interest, income taxes, depreciation and amortization, stock compensation expense, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries, or Adjusted EBITDA, for the second quarter of 2019 to be in the range of $185.5 million to $187.0 million. The above expectations regarding our results for the second quarter of 2019 are management estimates and projections based on currently available information, and are subject to change upon completion of our financial statement closing process. Our unaudited consolidated financial statements for the quarter ended June 30, 2019 will not be available until after this offering is completed, and consequently, will not be available to you prior to investing in this offering.  Accordingly, you should not place undue reliance upon these preliminary financial results. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control.

The preliminary financial data included in this offering memorandum for the second quarter of 2019 has been prepared by, and is the responsibility of, Select’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to such preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Summary historical consolidated financial and other data

The following tables set forth summary historical consolidated financial data for Select. You should read the summary historical consolidated financial and other data below in conjunction with our consolidated financial statements and the accompanying notes which are incorporated by reference into this offering memorandum. We derived the historical financial data for the years ended December 31, 2016, 2017 and 2018, and as of December 31, 2016, 2017 and 2018 from our audited consolidated financial statements. We derived the historical interim financial data for the three months ended March 31, 2018 and 2019 and as of March 31, 2018 and 2019, from our unaudited interim consolidated financial statements. The unaudited statement of operations data and the statement of cash flows data for the twelve-month periods ended March 31, 2019 represents the sum of the amounts set forth in the consolidated statement of operations or the statement of cash flows, respectively, for the year ended December 31, 2018 and the amounts set forth in the unaudited consolidated statement of operations or the unaudited statement of cash flows, respectively, for the three months ended March 31, 2019 less the amounts set forth in the unaudited consolidated statement of operations or the unaudited statement of cash flows, respectively, for the three months ended March 31, 2018. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of our unaudited condensed consolidated financial position as of March 31, 2019 and unaudited condensed consolidated results of operations for the three months ended March 31, 2019 and 2018 and the unaudited condensed consolidated cash flows for the three months ended March 31, 2019 and 2018 have been made. You should also read “Selected Financial Data” and the accompanying “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and our “Condensed Consolidated Financial Statements” and the accompanying “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our quarterly report on Form 10-Q incorporated by reference in this offering memorandum.

						Twelve
						Months
				Three Months Ended		Ended
Consolidated statement				March 31,		March 31,
of operations data (in	Year Ended December 31,			(unaudited)		2019
thousands):	2016	2017	2018	2018	2019	(unaudited)
Net operating revenues	$4,217,460	$4,365,245	$5,081,258	$1,252,964	$1,324,631	$5,152,925
Costs and expenses:
Cost of services	3,665,375	3,735,309	4,341,056	1,065,813	1,132,092	4,407,335
General and administrative	106,927	114,047	121,268	31,782	28,677	118,163
Depreciation and amortization	145,311	160,011	201,655	46,771	52,138	207,022
Total costs and expenses	3,917,613	4,009,367	4,663,979	1,144,366	1,212,907	4,732,520
Income from operations	299,847	355,878	417,279	108,598	111,724	420,405
Other income and expense:
Loss on early retirement of debt	(11,626)	(19,719)	(14,155)	(10,255)	—	(3,900)
Equity in earnings of unconsolidated subsidiaries	19,943	21,054	21,905	4,697	4,366	21,574
Non-operating gain (loss)	42,651	(49)	9,016	399	6,532	15,149
Interest expense	(170,081)	(154,703)	(198,493)	(47,163)	(50,811)	(202,141)
Income before income taxes	180,734	202,461	235,552	56,276	71,811	251,087
Income tax expense (benefit)	55,464	(18,184)	58,610	12,294	18,467	64,783
Net income	125,270	220,645	176,942	43,982	53,344	186,304
Less: Net income attributable to non-controlling interests	9,859	43,461	39,102	10,243	12,510	41,369
Net income attributable to Select Medical Corporation	$115,411	$177,184	$137,840	$33,739	$40,834	$144,935

	Year Ended December 31,			Three Months Ended March 31, (unaudited)
Segment data:	2016	2017	2018	2018	2019
Critical illness recovery hospital data
Number of hospitals owned — start of period	108	102	99	99	96
Number of hospitals acquired	4	1	—	—	—
Number of hospital start-ups	—	1	1	1	—
Number of hospitals closed/sold	(10)	(5)	(4)	(1)	—
Number of hospitals owned — end of period	102	99	96	99	96
Number of hospitals managed — end of period	1	1	—	—	1
Total number of hospitals (all) — end of period	103	100	96	99	97
Available licensed beds(1)	4,254	4,159	4,071	4,158	4,071
Admissions(1)	36,859	35,793	36,474	9,833	9,456
Patient days(1)	1,041,074	1,003,161	1,012,368	265,840	258,129
Average length of stay (days)(1)	28	28	28	27	28
Net revenue per patient day(1)(2)	$1,663	$1,704	$1,716	$1,730	$1,759
Occupancy rate(1)	65%	66%	67%	71%	71%
Percent patient days (Medicare)(1)	55%	54%	53%	53%	53%
Net operating revenues (,000)	$1,756,961	$1,725,022	$1,753,584	$464,676	$462,159
Adjusted segment EBITDA (,000)(3)	$224,609	$252,679	$243,015	$72,972	$72,998
Rehabilitation hospital data
Number of hospitals owned — start of period	10	13	16	16	17
Number of hospitals acquired	1	—	—	—	1
Number of hospital start-ups	2	3	1	—	—
Number of hospitals closed/sold	—	—	—	—	—
Number of hospitals owned — end of period	13	16	17	16	18
Number of hospitals managed — end of period	7	8	9	8	9
Total number of hospitals (all) — end of period	20	24	26	24	27
Available licensed beds(1)	983	1,133	1,189	1,133	1,239
Admissions(1)	14,670	18,841	21,813	5,394	5,836
Patient days(1)	216,994	269,905	315,468	76,890	82,816
Average length of stay (days)(1)	15	14	14	14	14
Net revenue per patient day(1)(2)	$1,441	$1,577	$1,606	$1,623	$1,633
Occupancy rate(1)	71%	72%	74%	75%	76%
Percent patient days (Medicare)(1)	53%	54%	54%	54%	52%
Net operating revenues (,000)	$498,100	$622,469	$707,514	$174,774	$188,954
Adjusted segment EBITDA (,000)(3)	$56,902	$90,041	$108,927	$26,776	$25,797
Outpatient rehabilitation data
Number of clinics owned — start of period	896	1,445	1,447	1,447	1,423
Number of clinics acquired	559	13	20	3	4
Number of clinic start-ups	28	28	34	8	11
Number of clinics closed/sold	(38)	(39)	(78)	(9)	(31)
Number of clinics owned — end of period	1,445	1,447	1,423	1,449	1,407
Number of clinics managed — end of period	166	169	239	168	277
Total number of clinics (all) — end of period	1611	1616	1662	1,617	1,684
Number of visits(1)	7,799,208	8,232,536	8,356,018	2,067,465	2,054,483
Net revenue per visit(1)(4)	$100	$101	$103	$103	$103
Net operating revenues (,000)	$979,363	$1,003,830	$1,062,487	$257,381	$277,197
Adjusted segment EBITDA (,000)(3)	$129,830	$132,533	$142,005	$30,525	$28,991
Concentra data
Number of centers owned — start of period	300	300	312	312	524
Number of centers acquired	4	11	221	219	1
Number of center start-ups	—	4	—	—	—
Number of centers closed/sold	(4)	(3)	(9)	—	—
Number of centers owned — end of period	300	312	524	531	525
Number of visits(1)	7,373,751	7,709,508	11,426,940	2,596,059	2,911,607
Net revenue per visit(1)(4)	$116	$115	$124	$124	$124
Net operating revenues (,000)	$982,495	$1,013,224	$1,557,673	$356,116	$396,321
Adjusted segment EBITDA (,000)(3)	$143,009	$157,561	$251,977	$57,797	$66,258
Balance sheet data (in thousands):
Cash and cash equivalents	$99,029	$122,549	$175,178	$119,683	$147,815
Working capital(5)	$191,268	$315,423	$287,338	$415,610	$167,948
Total assets	$4,920,626	$5,127,166	$5,964,265	$5,968,643	$7,021,492
Total long-term debt (including current portion)	$2,698,989	$2,699,902	$3,293,381	$3,500,520	$3,311,432
Total Select Medical Corporation stockholders’ equity	$815,725	$823,368	$803,042	$852,600	$802,031

Consolidated statement of				Three Months Ended March 31,		Twelve Months Ended March 31,
operations data (in	Year Ended December 31,			(unaudited)		2019
thousands):	2016	2017	2018	2018	2019	(unaudited)
Other financial data (in thousands):
Capital expenditures	$161,633	$233,243	$167,281	$39,617	$49,073	$176,737
Adjusted EBITDA(3)	$465,807	$537,992	$645,155	$163,232	$170,117	$652,040
Statement of cash flows data (in thousands):
Net cash provided by operating activities	$346,603	$238,131	$494,194	$50,727	$41,762	$485,229
Net cash used in investing activities	$(554,320)	$(192,965)	$(697,137)	$(556,039)	$(82,799)	$(223,897)
Net cash provided by (used in) financing activities	$292,311	$(21,646)	$255,572	$502,446	$13,674	$(233,200)

As Adjusted
Twelve Months
Ended
March 31,
2019(6)
Adjusted credit statistics:	(unaudited)
Cash interest expense (,000)(7)	$196,096
Total debt (,000)(8)	$3,383,091
Net debt (,000)(9)	$3,229,238
Net senior secured debt (,000)(10)	$2,657,512
Ratio of Adjusted EBITDA to cash interest expense	3.3x
Ratio of net senior secured debt to Adjusted EBITDA	4.1x
Ratio of net debt to Adjusted EBITDA	5.0x

(1)                                 Data excludes locations managed by us. For purposes of our Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(2)                                 Net revenue per patient day is calculated by dividing direct patient service revenues by the total number of patient days.

(3)                                 We define Adjusted EBITDA as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, acquisition costs associated with U.S. HealthWorks and Physiotherapy, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries. We believe that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating segments. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements incorporated by reference herein as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•                  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•                  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•                  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes; and

•                  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.

Reconciliations of Adjusted EBITDA to income before income taxes are as follows:

	Twelve Months Ended March 31, 2019 (unaudited)
	Critical Illness Recovery	Rehabilitation	Outpatient
	Hospital	Hospital	Rehabilitation	Concentra	Other	Total
	(in thousands)
Adjusted EBITDA	$243,041	$107,948	$140,471	$260,438	$(99,858)	$652,040
Depreciation and amortization	(46,190)	(24,781)	(27,590)	(99,278)	(9,183)	(207,022)
Stock compensation expense	—	—	—	(3,439)	(21,215)	(24,654)
U.S. HealthWorks acquisition costs	—	—	—	41	—	41
Income (loss) from operations	$196,851	$83,167	$112,881	$157,762	$(130,256)	$420,405
Loss on early retirement of debt						(3,900)
Equity in earnings of unconsolidated subsidiaries						21,574
Non-operating gain						15,149
Interest expense						(202,141)
Income before income taxes						$251,087

	Three Months Ended March 31, 2019 (unaudited)
	Critical Illness
	Recovery	Rehabilitation	Outpatient
	Hospital	Hospital	Rehabilitation	Concentra	Other	Total
	(in thousands)
Adjusted EBITDA	$72,998	$25,797	$28,991	$66,258	$(23,927)	$170,117
Depreciation and amortization	(11,451)	(6,402)	(7,032)	(24,904)	(2,349)	(52,138)
Stock compensation expense	—	—	—	(767)	(5,488)	(6,255)
Income (loss) from operations	$61,547	$19,395	$21,959	$40,587	$(31,764)	$111,724
Equity in earnings of unconsolidated subsidiaries						4,366
Non-operating gain						6,532
Interest expense						(50,811)
Income before income taxes						$71,811

	Three Months Ended March 31, 2018 (unaudited)
	Critical Illness Recovery	Rehabilitation	Outpatient
	Hospital	Hospital	Rehabilitation	Concentra	Other	Total
	(in thousands)
Adjusted EBITDA	$72,972	$26,776	$30,525	$57,797	$(24,838)	$163,232
Depreciation and amortization	(11,058)	(5,722)	(6,637)	(21,147)	(2,207)	(46,771)
Stock compensation expense	—	—	—	(211)	(4,716)	(4,927)
U.S. HealthWorks acquisition costs	—	—	—	(2,936)	—	(2,936)
Income (loss) from operations	$61,914	$21,054	$23,888	$33,503	$(31,761)	$108,598
Loss on early retirement of debt						(10,255)
Equity in earnings of unconsolidated subsidiaries						4,697
Non-operating gain						399
Interest expense						(47,163)
Income before income taxes						$56,276

	Year Ended December 31, 2018
	Critical Illness
	Recovery	Rehabilitation	Outpatient
	Hospital	Hospital	Rehabilitation	Concentra	Other	Total
	(in thousands)
Adjusted EBITDA	$243,015	$108,927	$142,005	$251,977	$(100,769)	$645,155
Depreciation and amortization	(45,797)	(24,101)	(27,195)	(95,521)	(9,041)	(201,655)
Stock compensation expense	—	—	—	(2,883)	(20,443)	(23,326)
U.S. HealthWorks acquisition costs	—	—	—	(2,895)	—	(2,895)
Income (loss) from operations	$197,218	$84,826	$114,810	$150,678	$(130,253)	$417,279
Loss on early retirement of debt						(14,155)
Equity in earnings of unconsolidated subsidiaries						21,905
Non-operating gain						9,016
Interest expense						(198,493)
Income before income taxes						$235,552

	Year Ended December 31, 2017
	Critical Illness
	Recovery	Rehabilitation	Outpatient
	Hospital	Hospital	Rehabilitation	Concentra	Other	Total
	(in thousands)
Adjusted EBITDA	$252,679	$90,041	$132,533	$157,561	$(94,822)	$537,992
Depreciation and amortization	(45,743)	(20,176)	(24,607)	(61,945)	(7,540)	(160,011)
Stock compensation expense	—	—	—	(993)	(18,291)	(19,284)
U.S. HealthWorks acquisition costs	—	—	—	(2,819)	—	(2,819)
Income (loss) from operations	$206,936	$69,865	$107,926	$91,804	$(120,653)	$355,878
Loss on early retirement of debt						(19,719)
Equity in earnings of unconsolidated subsidiaries						21,054
Non-operating loss						(49)
Interest expense						(154,703)
Income before income taxes						$202,461

	Year Ended December 31, 2016
	Critical Illness
	Recovery	Rehabilitation	Outpatient
	Hospital	Hospital	Rehabilitation	Concentra	Other	Total
	(in thousands)
Adjusted EBITDA	$224,609	$56,902	$129,830	$143,009	$(88,543)	$465,807
Depreciation and amortization	(43,862)	(12,723)	(22,661)	(60,717)	(5,348)	(145,311)
Stock compensation expense	—	—	—	(770)	(16,643)	(17,413)
Physiotherapy acquisition costs	—	—	—	—	(3,236)	(3,236)
Income (loss) from operations	$180,747	$44,179	$107,169	$81,522	$(113,770)	$299,847
Loss on early retirement of debt						(11,626)
Equity in earnings of unconsolidated subsidiaries						19,943
Non-operating gain						42,651
Interest expense						(170,081)
Income before income taxes						$180,734

(4)                                 Net revenue per visit is calculated by dividing direct patient service revenue by the total number of visits. For purposes of this computation for our Concentra segment, direct patient service revenue does not include onsite clinics and community-based outpatient clinics.

(5)                                 Current assets less current liabilities. The decrease in working capital during the three months ended March 31, 2019 was principally due to the recognition of current operating lease liabilities upon the adoption of Accounting Standards Codification Topic 842, Leases, on January 1, 2019.

(6)                                 As of March 31, 2019, after giving effect to the Refinancing Transactions.

(7)                                 Calculated to give effect to the interest expense on the $400.0 million of new incremental term loans at the rates incurred by us on our senior secured term loans during the quarters ended June 30, 2018, September 30, 2018, December 31, 2018 and March 31, 2019 of 4.667%, 4.814%, 4.833% and 4.993% per annum, respectively. Calculation gives effect to the $500,000,000 of the notes offered hereby, assuming for this calculation the same interest rate of 6.375% that is applicable to our 2021 Notes. An increase (decrease) of 0.125% in the assumed interest rates used in the calculation would result in an increase (decrease) of $3.5 million in cash interest expense for the twelve months ended March 31, 2019, after giving effect to the Refinancing Transactions. Cash interest expense does not include amortization of original issue discounts or debt issuance costs.

(8)                                 Consists of principal amounts of short-term and long-term debt, current portion long-term debt and finance lease obligations.

(9)                                 Consists of total debt principal less cash and cash equivalents of Select and its consolidated subsidiaries, which totaled $153.9 million as of March 31, 2019, after giving effect to the Refinancing Transactions.

(10)                          Consists of total senior secured debt principal less cash and cash equivalents of Select and its consolidated subsidiaries, which totaled $153.9 million as of March 31, 2019, after giving effect to the Refinancing Transactions.

Risk factors

Investing in the notes involves a number of risks and uncertainties, many of which are beyond our control. You should carefully consider each of the risks and uncertainties we describe below and all of the other information included in or incorporated by reference in this offering memorandum before deciding to invest in the notes. The risks and uncertainties we describe below are not the only ones we face. Additional risks and uncertainties that we do not currently know about or that we currently believe to be immaterial may also adversely affect our business, operations, financial condition or financial results.

Risks related to the notes

Our substantial indebtedness may limit the amount of cash flow available to invest in the ongoing needs of our business, which could prevent us from generating the future cash flow needed to fulfill our obligations under the notes.

After giving pro forma effect to the Refinancing Transactions, we will have a substantial amount of indebtedness. As of March 31, 2019, after giving pro forma effect to Refinancing Transactions, Holdings and Select would have had approximately $3,383.1 million aggregate principal amount of indebtedness on a consolidated basis, including $1,439.7 million aggregate principal amount of indebtedness of our non-guarantor subsidiaries, including Concentra and its subsidiaries.

Our indebtedness could have important consequences to you. For example, it:

•                  requires us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the availability of our cash flow to fund working capital, capital expenditures, development activity, acquisitions and other general corporate purposes;

•                  increases our vulnerability to adverse general economic or industry conditions;

•                  limits our flexibility in planning for, or reacting to, changes in our business or the industries in which we operate;

•                  makes us more vulnerable to increases in interest rates, as borrowings under our senior secured credit facilities are at variable rates;

•                  limits our ability to obtain additional financing in the future for working capital or other purposes, such as raising the funds necessary to repurchase all notes tendered to us upon the occurrence of specified changes of control in our ownership; and

•                  places us at a competitive disadvantage compared to our competitors that have less indebtedness.

See “Capitalization” and “Description of other indebtedness.”

Restrictions imposed by our senior secured credit facilities and the indenture governing the notes limit our ability to engage in or enter into business, operating and financing arrangements, which could prevent us from taking advantage of potentially profitable business opportunities.

Following the Refinancing Transactions, the operating and financial restrictions and covenants in our debt instruments, including our senior secured credit facilities and the indenture governing the notes, may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. For example, our senior secured credit facilities restrict our and our subsidiaries’ ability to, among other things:

•                  incur or guarantee additional debt and issue or sell preferred stock;

•                  pay dividends on, redeem or repurchase our capital stock;

•                  make certain acquisitions or investments;

•                  incur or permit to exist certain liens;

•                  enter into transactions with affiliates;

•                  merge, consolidate or amalgamate with another company;

•                  transfer or otherwise dispose of assets;

•                  redeem subordinated debt;

•                  incur capital expenditures;

•                  incur contingent obligations;

•                  incur obligations that restrict the ability of our subsidiaries to make dividends or other payments to us; and

•                  create or designate unrestricted subsidiaries.

Our senior secured credit facilities also require us to comply with certain financial covenants. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under our senior secured credit facilities. In the event of any default under our senior secured credit facilities, the lenders under our senior secured credit facilities could elect to terminate borrowing commitments and declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be due and payable, to require us to apply all of our available cash to repay these borrowings or to prevent us from making debt service payments on the notes, any of which would be an event of default under the notes. See “Description of the notes” and “Description of other indebtedness.”

Despite our substantial level of indebtedness, we and our subsidiaries may be able to incur additional indebtedness. This could further exacerbate the risks described above.

We and our subsidiaries may be able to incur additional indebtedness in the future. Although our senior secured credit facilities and the indenture governing the notes offered hereby contain or will contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us or our subsidiaries from incurring obligations that do not constitute indebtedness. As of March 31, 2019, after giving pro forma effect to the Refinancing Transactions, we would have $411.6 million of revolving loan availability under our senior secured credit facilities (after giving effect to $38.4 million of outstanding letters of credit) and Concentra had $62.3 million of availability under the Concentra revolving facility (after giving effect to $12.7 million of outstanding letters of credit). In addition, to the extent new debt is added to our and our subsidiaries’ current debt levels, the substantial leverage risks described above would increase.

To service our indebtedness and meet our other ongoing liquidity needs, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, including possible changes in government reimbursement rates or methods. If we cannot generate the required cash, we may not be able to make the required payments under the notes offered hereby.

Our ability to make payments on our indebtedness, including the notes, and to fund our planned capital expenditures and our other ongoing liquidity needs will depend on our ability to generate cash in the future. Our future financial results will be subject to substantial fluctuations upon a significant change in government reimbursement rates or methods. We cannot assure you that our business will generate sufficient cash flow from operations to enable us to pay our indebtedness, including our indebtedness in respect of the notes, or to fund our other liquidity needs. Our inability to pay our debts would require us to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time or provide adequate funds to allow us to pay our debts as they come due and fund our other liquidity needs. Also, some alternative strategies would require the prior consent of our senior secured lenders, which we may not be able to obtain. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our annual report on Form 10-K for the year ended December 31, 2018 and in our quarterly report on Form 10-Q for the quarter ended March 31, 2019, both incorporated by reference into this offering memorandum and “Description of other indebtedness.”

The notes and the subsidiary guarantees will be effectively subordinated to all liabilities of our non-guarantor subsidiaries, including Concentra and its subsidiaries.

The notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the notes, including Concentra and its subsidiaries. In the event of a bankruptcy, liquidation or dissolution of any of our non-guarantor subsidiaries, holders of their debt, their trade creditors and holders of their preferred equity will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. Although the indenture governing the notes contains limitations on the incurrence of additional indebtedness and the issuance of preferred stock by us and our restricted subsidiaries, such limitation is subject to a number of significant exceptions. Moreover, the indenture governing the notes does not impose any limitation in the incurrence by our restricted subsidiaries of liabilities that do not constitute indebtedness under the indenture. The aggregate net operating revenues and income from operations for the twelve months ended March 31, 2019 of our subsidiaries that are not guaranteeing the notes, including Concentra and its subsidiaries, were $2,383.8 million and $255.3 million, respectively, and at March 31, 2019, those subsidiaries had total assets and indebtedness and other liabilities (excluding intercompany indebtedness and liabilities) of $3,342.6 million and $2,572.4 million, respectively. See “Description of the notes—Certain covenants—Incurrence of indebtedness and issuance of disqualified stock and preferred stock.” See also “Description of the notes—Subsidiary guarantees” and the condensed consolidating financial information included in the notes to our consolidated financial statements incorporated by reference herein.

The notes offered hereby will not be secured by our assets nor those of our subsidiaries and the lenders under our senior secured credit facilities are entitled to remedies available to a secured lender, which gives them priority over the note holders to collect amounts due to them.

Following the consummation of the Refinancing Transactions, the notes offered hereby and the related subsidiary guarantees will not be secured by any of our or our subsidiaries’ assets and therefore will be effectively subordinated to the claims of our secured debt holders to the extent of the value of the assets securing our secured debt. Our obligations under our senior secured credit facilities are secured by, among other things, a first priority pledge of Holdings’ capital stock and the capital stock of Holdings’ subsidiaries and by substantially all of our assets and each of our existing and subsequently acquired or organized domestic subsidiaries that is a guarantor. If we become insolvent or are liquidated, or if payment under our senior secured credit facilities or in respect of any other secured senior indebtedness is accelerated, the lenders under our senior secured credit facilities or holders of other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to our senior secured credit facilities or other secured debt). In addition, we and or the subsidiary guarantors may incur additional secured senior indebtedness, the holders of which will also be entitled to the remedies available to a secured lender. See “Description of other indebtedness—Select senior secured credit facilities” and “Description of the notes.”

We may not have the funds to purchase the notes upon a change of control as required by the indenture governing the notes.

If we were to experience a change of control as described under “Description of the notes,” we would be required to make an offer to purchase all of the notes then outstanding at 101% of their principal amount, plus accrued and unpaid interest to the date of purchase. The source of funds for any purchase of the notes would be our available cash or cash generated from other sources, including borrowings, sales of assets, sales of equity or funds provided by our existing or new stockholders. We cannot assure you that any of these sources will be available or sufficient to make the required repurchase of the notes, and restrictions in our senior secured credit facilities may not allow such repurchases. Upon the occurrence of a change of control event, we may seek to refinance the debt outstanding under our senior secured credit facilities and the notes. However, it is possible that we will not be able to complete such refinancing on commercially reasonable terms or at all. In such event, we would not have the funds necessary to finance the required change of control offer. See “Description of the notes—Repurchase at the option of holders—Change of control.”

In addition, a change of control would be an event of default under our senior secured credit facilities. Any future credit agreement or other agreements relating to our senior debt to which we become a party may contain similar provisions. Our failure to purchase the notes upon a change of control under the indenture would constitute an event of default under the indenture. This default would, in turn, constitute an event of default under our senior secured credit facilities and may constitute an event of default under future senior debt, any of which may cause the related debt to be accelerated after any applicable notice or grace periods. If debt were to be accelerated, we might not have sufficient funds to repurchase the notes and repay the debt.

Federal and state statutes could allow courts, under specific circumstances, to void the subsidiary guarantees, subordinate claims in respect of the notes and require note holders to return payments received from subsidiary guarantors.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void a subsidiary guarantee or claims related to the notes or subordinate a subsidiary guarantee to all of our other debts or to all other debts of a subsidiary guarantor if, among other things, at the time we or a subsidiary guarantor incurred the indebtedness evidenced by its subsidiary guarantee:

•                  we or the subsidiary guarantor intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness;

•                  the subsidiary guarantor was insolvent or rendered insolvent by reason of such incurrence;

•                  the subsidiary guarantor was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•                  the subsidiary guarantor intended to incur, or believed that it would incur, debts beyond the subsidiary guarantor’s ability to pay such debts as they mature.

In addition, a court could void any payment by a subsidiary guarantor pursuant to the notes or a subsidiary guarantee and require that payment to be returned to such subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•                  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•                  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•                  it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we and each subsidiary guarantor, after giving pro forma effect to its subsidiary guarantee of the notes, will not be insolvent, will not have insufficient capital for the business in which we are or it is engaged and will not have incurred debts beyond our or its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or the subsidiary guarantors’ conclusions in this regard.

There is no public market for the notes, and we cannot be sure that a market for the notes will develop.

The notes are a new issue of securities for which there is currently no active trading market. As a result, we cannot assure you that the initial prices at which the notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the notes will develop and continue after completion of this offering. The initial purchasers have advised us that they currently intend to make a market for the notes. However, the initial purchasers are not obligated to do so, and may discontinue any market-making activities with respect to the notes at any time without notice. In addition, market-making activities will be subject to the limits imposed by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be limited. Accordingly, we cannot assure you as to the liquidity of, or trading market for, the notes.

The issuance of the notes has not been and will not be registered under applicable federal and state securities laws and accordingly the notes are not freely transferable.

The offer and sale of the notes have not been and will not be registered under the Securities Act or the securities laws of any other state or jurisdiction. The notes are being offered and sold only to persons reasonably believed to be QIBs in reliance on Rule 144A and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S of the Securities Act. See “Plan of distribution” and “Notice to investors.” We are also relying on exemptions from the registration and/or prospectus qualification requirements under the laws of other jurisdictions where the notes are being offered and sold and, therefore, the notes may be transferred and resold by purchasers resident in or otherwise subject to the laws of those jurisdictions only in compliance with the laws of those jurisdictions, to the extent applicable. See “Plan of distribution.”

The notes may be issued with OID for U.S. federal income tax purposes.

The stated principal amount of the notes may exceed the issue price of the notes by an amount that equals or exceeds a statutorily defined de minimis amount and, accordingly, the notes may be issued with original issue discount (“OID”) for U.S. federal income tax purposes in an amount equal to such excess. In such event, for U.S. federal income tax purposes, holders of notes that are subject to U.S. federal income taxation will be required to include OID in gross income (as ordinary income) for U.S. federal income tax purposes as it accrues (on a constant yield-to-maturity basis), regardless of their regular method of accounting for U.S. federal income tax purposes and generally in advance of the receipt of cash payments attributable to such OID. See “Certain material U.S. federal income tax considerations.”

If a bankruptcy petition were filed by or against us, holders of notes may be allowed a lesser amount for their claim than they would be entitled to receive under the indenture that will govern the notes.

If a bankruptcy petition were filed by or against us under U.S. bankruptcy law after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•         The original issue price for the notes; and

•         That portion of the original issue discount, if any, that does not constitute “unmatured interest” for purposes of U.S. bankruptcy law.

Any original issue discount that was not amortized as of the date of the bankruptcy filing may constitute unmatured interest.  Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture that will govern the notes, even if sufficient funds are available.

Payment of interest on, and repayment of principal of, the notes will be dependent in part on cash flow generated by our subsidiaries.

Payment of interest on, and repayment of principal of, the notes will be dependent in part upon cash flow generated by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment, or otherwise. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of the notes. For example, as a general matter, Concentra is restricted from paying dividends under the Concentra credit facilities (as defined herein) and therefore we cannot rely on Concentra’s cash flow to repay the notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on the notes. In addition, any payment of interest, dividends, distributions, loans, or advances by our subsidiaries to us could be subject to restrictions on dividends or repatriation of distributions under applicable local law, monetary transfer restrictions, and foreign currency exchange regulations in the jurisdictions in which the subsidiaries operate or under arrangements with local partners. Furthermore, the ability of our subsidiaries to make such payments of interest, dividends, distributions, loans, or advances may be contested by taxing authorities in the relevant jurisdictions.

If WCAS and the other members of Concentra Group Holdings Parent or Dignity Health exercise their Put Right, it may have an adverse effect on our liquidity.

Pursuant to the Amended and Restated Limited Liability Company Agreement of Concentra Group Holdings Parent, LLC (“Concentra Group Holdings Parent”), Welsh, Carson, Anderson & Stowe XII, L.P. (“WCAS”) and the other members of Concentra Group Holdings Parent and Dignity Health have separate put rights (each, a “Put Right”) with respect to their equity interests in Concentra Group Holdings Parent. If a Put Right is exercised by WCAS or Dignity Health, Select will be obligated to purchase up to 33 1/3% of the equity interests of Concentra Group Holdings Parent that WCAS or Dignity Health, respectively, owned as of February 1, 2018, at a purchase price based on a valuation of Concentra Group Holdings Parent performed by an investment bank to be agreed between Select and one of WCAS or Dignity Health, which valuation will be based on certain precedent transactions using multiples of EBITDA (as defined in the Amended and Restated Limited Liability Company Agreement of Concentra Group Holdings Parent) and capped at an agreed upon multiple of EBITDA. Select has the right to elect to pay the purchase price in cash or in shares of Holdings’ common stock. WCAS and Dignity Health may first exercise their respective Put Right during a sixty-day period following the second anniversary of the date of the Amended and Restated LLC Agreement in 2020, and then may exercise their respective Put Right again annually during a sixty-day period in each calendar year thereafter. If WCAS exercises its Put Right, the other members of Concentra Group Holdings Parent, other than Dignity Health, may elect to sell to Select, on the same terms as WCAS, a percentage of their equity interests of Concentra Group Holdings Parent that such member owned as of the date of the Amended and Restated LLC Agreement, up to but not exceeding the percentage of equity interests owned by WCAS as of the date of the Amended and Restated LLC Agreement that WCAS has determined to sell to Select in the exercise of its Put Right.

Furthermore, WCAS, Dignity Health, and the other members of Concentra Group Holdings Parent have a put right with respect to their equity interest in Concentra Group Holdings Parent that may only be exercised in the event Holdings or Select experiences a change of control that has not been previously approved by WCAS and Dignity Health, and which results in change in the senior management of Select (an “SEM COC Put Right”). If an SEM COC Put Right is exercised by WCAS, Select will be obligated to purchase all (but not less than all) of the equity interests of WCAS and the other members of Concentra Group Holdings Parent (other than Dignity Health) offered by such members at a purchase price based on a valuation of Concentra Group Holdings Parent performed by an investment bank to be agreed between Select and one of WCAS or Dignity Health, which valuation will be based on certain precedent transactions using multiples of EBITDA and capped at an agreed upon multiple of EBITDA. Similarly, if an SEM COC Put Right is exercised by Dignity Health, Select will be obligated to purchase all (but not less than all) of the equity interests of Dignity Health at a purchase price based on a valuation of Concentra Group Holdings Parent performed by an investment bank to be agreed between Select and one of WCAS or Dignity Health, which valuation will be based on certain precedent transactions using multiples of EBITDA and capped at an agreed upon multiple of EBITDA.

We may not have sufficient funds, borrowing capacity, or other capital resources available to pay for the interests of Concentra Group Holdings Parent in cash if WCAS, Dignity Health, and the other members of Concentra Group Holdings Parent exercise the Put Right or the SEM COC Put Right, or may be prohibited from doing so under the terms of our debt agreements. Such lack of available funds upon the exercising of the Put Right or the SEM COC Put Right would force us to issue stock at a time we might not otherwise desire to do so in order to purchase the interests of Concentra Group Holdings Parent. To the extent that the interests of Concentra Group Holdings Parent are purchased by issuing shares of our common stock, the increase in the number of shares of our common stock issued and outstanding may depress the price of our common stock and our stockholders will experience dilution in their respective percentage ownership in us. In addition, shares issued to purchase the interests in Concentra Group

Holdings Parent will be valued at the twenty-one trading day volume-weighted average sales price of such shares for the period beginning ten trading days immediately preceding the first public announcement of the Put Right or the SEM COC Put Right being exercised and ending ten trading days immediately following such announcement. Because the value of the common stock issued to purchase the interests in Concentra Group Holdings Parent is, in part, determined by the sales price of our common stock following the announcement that the Put Right or the SEM COC Put Right is being exercised, which may cause the sales price of our common stock to decline, the amount of common stock we may have to issue to purchase the interests in Concentra Group Holdings Parent may increase, resulting in further dilution to our existing stockholders.

Concentra’s inability to meet the conditions and payments under the Concentra credit facilities, although nonrecourse to Select, could jeopardize Select’s equity contribution to Concentra Group Holdings Parent.

Select is not a party to the Concentra credit facilities and is not an obligor with respect to Concentra’s debt under such agreements; however, if Concentra fails to meet its obligations and defaults on the Concentra credit facilities, a portion of or all of Select’s equity investment in Concentra Group Holdings Parent, the indirect parent company of Concentra, could be at risk of loss.

Risks related to our business and our industry

If there are changes in the rates or methods of government reimbursements for our services, our net operating revenues and profitability could decline.

Approximately 30% of our net operating revenues for the year ended December 31, 2016, 30% of our net operating revenues for the year ended December 31, 2017, and 27% of our net operating revenues for the year ended December 31, 2018, came from the highly regulated federal Medicare program.

In recent years, through legislative and regulatory actions, the federal government has made substantial changes to various payment systems under the Medicare program. President Obama signed into law comprehensive reforms to the healthcare system, including changes to the methods for, and amounts of, Medicare reimbursement. Additional reforms or other changes to these payment systems, including modifications to the conditions on qualification for payment, bundling payments to cover both acute and post-acute care, or the imposition of enrollment limitations on new providers, may be proposed or could be adopted, either by Congress or CMS. If revised regulations are adopted, the availability, methods, and rates of Medicare reimbursements for services of the type furnished at our facilities could change. For example, the rules and regulations related to patient criteria for our critical illness recovery hospitals could become more stringent and reduce the number of patients we admit. Some of these changes and proposed changes could adversely affect our business strategy, operations, and financial results. In addition, there can be no assurance that any increases in Medicare reimbursement rates established by CMS will fully reflect increases in our operating costs.

We conduct business in a heavily regulated industry, and changes in regulations, new interpretations of existing regulations, or violations of regulations may result in increased costs or sanctions that reduce our net operating revenues and profitability.

The healthcare industry is subject to extensive federal, state, and local laws and regulations relating to: (i) facility and professional licensure, including certificates of need; (ii) conduct of operations, including financial relationships among healthcare providers, Medicare fraud and abuse, and physician self-referral; (iii) addition of facilities and services and enrollment of newly developed facilities in the Medicare program; (iv) payment for services; and (v) safeguarding protected health information.

Both federal and state regulatory agencies inspect, survey, and audit our facilities to review our compliance with these laws and regulations. While our facilities intend to comply with existing licensing, Medicare certification requirements, and accreditation standards, there can be no assurance that these regulatory authorities will determine that all applicable requirements are fully met at any given time. A determination by any of these regulatory authorities that a facility is not in compliance with these requirements could lead to the imposition of requirements that the facility takes corrective action, assessment of fines and penalties, or loss of licensure, Medicare certification, or accreditation. These consequences could have an adverse effect on our company.

In addition, there have been heightened coordinated civil and criminal enforcement efforts by both federal and state government agencies relating to the healthcare industry. The ongoing investigations relate to, among other things, various referral practices, billing practices, and physician ownership. In the future, different interpretations or enforcement of these laws and regulations could subject us to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, and capital expenditure programs. These changes may increase our operating expenses and reduce our operating revenues. If we fail to comply with these extensive laws and government regulations, we could become ineligible to receive government program reimbursement, suffer civil or criminal penalties, or be required to make significant changes to our operations. In addition, we could be forced to expend considerable resources responding to any related investigation or other enforcement action.

If our critical illness recovery hospitals fail to maintain their certifications as LTCHs or if our facilities operated as hospitals within hospitals (“HIHs”) fail to qualify as hospitals separate from their host hospitals, our net operating revenues and profitability may decline.

As of March 31, 2019, we operated 97 critical illness recovery hospitals, all of which are currently certified by Medicare as LTCHs. LTCHs must meet certain conditions of participation to enroll in, and seek payment from, the Medicare program as an LTCH, including, among other things, maintaining an average length of stay for Medicare patients in excess of 25 days. An LTCH that fails to maintain this average length of stay for Medicare patients in excess of 25 days during a single cost reporting period is generally allowed an opportunity to show that it meets the length of stay criteria during a subsequent cure period. If the LTCH can show that it meets the length of stay criteria during this cure period, it will continue to be paid under the LTCH prospective payment system (“LTCH-PPS”). If the LTCH again fails to meet the average length of stay criteria during the cure period, it will be paid under the general acute care inpatient prospective payment system (“IPPS”) at rates generally lower than the rates under the LTCH-PPS.

Similarly, our HIHs must meet conditions of participation in the Medicare program, which include additional criteria establishing separateness from the hospital with which the HIH shares space. If our critical illness recovery hospitals fail to meet or maintain the standards for certification as LTCHs, they will receive payment under the general acute care hospitals IPPS which is generally lower than payment under the system applicable to LTCHs. Payments at rates applicable to general acute care hospitals would result in our hospitals receiving significantly less Medicare reimbursement than they currently receive for their patient services.

Decreases in Medicare reimbursement rates received by our outpatient rehabilitation clinics may reduce our future net operating revenues and profitability.

Our outpatient rehabilitation clinics receive payments from the Medicare program under a fee schedule. The Medicare Access and CHIP Reauthorization Act of 2015 requires that payments under the fee schedule be adjusted starting in 2019 based on performance in a Merit-Based Incentive Payment System (“MIPS”) and, beginning in 2020, incentives for participation in alternative payment models. The specifics of the MIPS and incentives for participation in alternative payment models will be subject to future notice and comment rule-making. It is unclear what impact, if any, the MIPS and incentives for participation in alternative payment models will have on our business and operating results, but any resulting decrease in payment may reduce our future net operating revenues and profitability.

The nature of the markets that Concentra serves may constrain its ability to raise prices at rates sufficient to keep pace with the inflation of its costs.

Rates of reimbursement for work-related injury or illness visits in Concentra’s occupational health services business are established through a legislative or regulatory process within each state that Concentra serves. Currently, 37 states in which Concentra has operations have fee schedules pursuant to which all healthcare providers are uniformly reimbursed. The fee schedules are determined by each state and generally prescribe the maximum amounts that may be reimbursed for a designated procedure. In the states without fee schedules, healthcare providers are generally reimbursed based on usual, customary and reasonable rates charged in the particular state in which the services are provided. Given that Concentra does not control these processes, it may be subject to financial risks if individual jurisdictions reduce rates or do not routinely raise rates of reimbursement in a manner that keeps pace with the inflation of Concentra’s costs of service.

In Concentra’s veteran’s healthcare business, reimbursement rates are generally set according to the capitated monthly rate based on the number of then enrolled patients at that CBOC. Evolving legislative and regulatory changes aimed at improving veteran’s access to care in the wake of Department of Veterans Affairs scandals (none of which involved Concentra’s CBOCs) could result in fewer patients enrolling in CBOCs. Federal legislation that permits certain veterans to receive their healthcare outside of the Department of Veterans Affairs facilities, for example, may reduce demand for services at some of Concentra’s CBOCs. Moreover, changes in the methods, manner or amounts of compensation payable for Concentra’s services, including, amounts reimbursable to the CBOCs under its agreements with the Department of Veterans Affairs, due to legislative or other changes or shifting budget priorities could result in lower reimbursement for services provided at Concentra’s CBOCs. Concentra may receive lower payments from the Veterans Health Administration if fewer eligible veterans are considered to live within the catchments of its CBOCs. These trends could have an adverse effect on our financial condition and results of operations.

If our rehabilitation hospitals fail to comply with the 60% Rule or admissions to IRFs are limited due to changes to the diagnosis codes on the presumptive compliance list, our net operating revenues and profitability may decline.

As of March 31, 2019, we operated 27 rehabilitation hospitals, all of which were certified as Medicare providers and operating as IRFs. Our rehabilitation hospitals must meet certain conditions of participation to enroll in, and seek payment from, the Medicare program as an IRF. Among other things, at least 60% of the IRF’s total inpatient population must require treatment for one or more of 13 conditions specified by regulation. This requirement is now commonly referred to as the “60% Rule.” Compliance with the 60% Rule is demonstrated through a two-step process. The first step is the “presumptive” method, in which patient diagnosis codes are compared to a “presumptive compliance” list. IRFs that fail to demonstrate compliance with the 60% Rule using this presumptive test may demonstrate compliance through a second step involving an audit of the facility’s medical records to assess compliance.

If an IRF does not demonstrate compliance with the 60% Rule by either the presumptive method or through a review of medical records, then the facility’s classification as an IRF may be terminated at the start of its next cost reporting period causing the facility to be paid as a general acute care hospital under IPPS. If our rehabilitation hospitals fail to demonstrate compliance with the 60% Rule through either method and are classified as general acute care hospitals, our net operating revenue and profitability may be adversely affected.

As a result of post-payment reviews of claims we submit to Medicare for our services, we may incur additional costs and may be required to repay amounts already paid to us.

We are subject to regular post-payment inquiries, investigations, and audits of the claims we submit to Medicare for payment for our services. These post-payment reviews include medical necessity reviews for Medicare patients admitted to LTCHs and IRFs, and audits of Medicare claims under the Recovery Audit Contractor program. These post-payment reviews may require us to incur additional costs to respond to requests for records and to pursue the reversal of payment denials, and ultimately may require us to refund amounts paid to us by Medicare that are determined to have been overpaid.

Most of our critical illness recovery hospitals are subject to short-term leases, and the loss of multiple leases close in time could materially and adversely affect our business, financial condition, and results of operations.

We lease most of our critical illness recovery hospitals under short-term leases with terms of less than ten years. These leases often do not have favorable renewal options and often cannot be renewed or extended without the written consent of the landlords thereunder. If we cannot renew or extend a significant number of our existing leases, or if the terms for lease renewal or extension offered by landlords on a significant number of leases are unacceptable to us, then the loss of multiple leases close in time could materially and adversely affect our business, financial condition, and results of operations.

Our facilities are subject to extensive federal and state laws and regulations relating to the privacy of individually identifiable information.

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) required the United States Department of Health and Human Services to adopt standards to protect the privacy and security of individually identifiable health information. The department released final regulations containing privacy standards in December 2000 and published revisions to the final regulations in August 2002. The privacy regulations extensively regulate the use and disclosure of individually identifiable health information. The regulations also provide patients with significant new rights related to understanding and controlling how their health information is used or disclosed. The security regulations require healthcare providers to implement administrative, physical and technical practices to protect the security of individually identifiable health information that is maintained or transmitted electronically. The Health Information Technology for Economic and Clinical Health Act (“HITECH”), which was signed into law in February 2009, enhanced the privacy, security, and enforcement provisions of HIPAA by, among other things, establishing security breach notification requirements, allowing enforcement of HIPAA by state attorneys general, and increasing penalties for HIPAA violations. Violations of HIPAA or HITECH could result in civil or criminal penalties. For example, HITECH permits HHS to conduct audits of HIPAA compliance and impose penalties even if we did not know or reasonably could not have known about the violation and increases civil monetary penalty amounts up to $50,000 per violation with a maximum of $1.5 million in a calendar year for violations of the same requirement.

In addition to HIPAA, there are numerous federal and state laws and regulations addressing patient and consumer privacy concerns, including unauthorized access, or theft of patient’s identifiable health information. State statutes and regulations vary from state to state. Lawsuits, including class actions and action by state attorneys general, directed at companies that have experienced a privacy or security breach also can occur.

In the conduct of our business, we process, maintain, and transmit sensitive data, including our patient’s individually identifiable health information. We have developed a comprehensive set of policies and procedures in our efforts to comply with HIPAA and other privacy laws. Our compliance officer, privacy officer, and information security officer are responsible for implementing and monitoring compliance with our privacy and security policies and procedures at our facilities. We believe that the cost of our compliance with HIPAA and other federal and state privacy laws will not have a material adverse effect on our business, financial condition, results of operations, or cash flows. However, there can be no assurance that a breach of privacy or security will not occur. If there is a breach, we may be subject to various lawsuits, penalties and damages and may be required to incur costs to mitigate the impact of the breach on affected individuals.

We may be adversely affected by a security breach of our, or our third-party vendors’, information technology systems, such as a cyber attack, which may cause a violation of HIPAA or HITECH and subject us to potential legal and reputational harm.

In the normal course of business, our information technology systems hold sensitive patient information including patient demographic data, eligibility for various medical plans including Medicare and Medicaid, and protected health information, which is subject to HIPAA and HITECH. Additionally, we utilize those same systems to perform our day-to-day activities, such as receiving referrals, assigning medical teams to patients, documenting medical information, maintaining an accurate record of all transactions, processing payments, and maintaining our employee’s personal information. We also contract with third-party vendors to maintain and store our patient’s individually identifiable health information. Numerous state and federal laws and regulations address privacy and information security concerns resulting from our access to our patient’s and employee’s personal information.

Our information technology systems and those of our vendors that process, maintain, and transmit such data are subject to computer viruses, cyber attacks, or breaches. We adhere to policies and procedures designed to ensure compliance with HIPAA and other privacy and information security laws and require our third-party vendors to do so as well. Failure to maintain the security and functionality of our information systems and related software, or to defend a cybersecurity attack or other attempt to gain unauthorized access to our or a third-party’s systems, facilities, or patient health information could expose us to a number of adverse consequences, including but not limited to disruptions in our operations, regulatory and other civil and criminal penalties, reputational harm, investigations and enforcement actions (including, but not limited to, those arising from the SEC, Federal Trade Commission, the Department of Health and Human Services or state attorneys general), fines, litigation with those affected by the data breach, loss of customers, disputes with payors, and increased operating expense, which either individually or in the aggregate could have a material adverse effect on our business, financial position, results of operations, and liquidity.

Furthermore, while our information technology systems, and those of our third-party vendors, are maintained with safeguards protecting against cyber attacks, including passive intrusion protection, firewalls, and virus detection software, these safeguards do not ensure that a significant cyber attack could not occur. A cyber attack that bypasses our information technology security systems, or those of our third-party vendors, could cause the loss of protected health information, or other data subject to privacy laws, the loss of proprietary business information, or a material disruption to our or a third-party vendor’s information technology business systems resulting in a material adverse effect on our business, financial condition, results of operations, or cash flows. In addition, our future results could be adversely affected due to the theft, destruction, loss, misappropriation, or release of protected health information, other confidential data or proprietary business information, operational or business delays resulting from the disruption of information technology systems and subsequent clean-up and mitigation activities, negative publicity resulting in reputation or brand damage with clients, members, or industry peers, or regulatory action taken as a result of such incident. We provide our employees training and regular reminders on important measures they can take to prevent breaches. We routinely identify attempts to gain unauthorized access to our systems. However, given the rapidly evolving nature and proliferation of cyber threats, there can be no assurance our training and network security measures or other controls will detect, prevent, or remediate security or data breaches in a timely manner or otherwise prevent unauthorized access to, damage to, or interruption of our systems and operations. For example, it has been widely reported that many well-organized international interests, in certain cases with the backing of sovereign governments, are targeting the theft of patient information through the use of advance persistent threats. Similarly, in recent years, several hospitals have reported being the victim of ransomware attacks in which they lost access to their systems, including clinical systems, during the course of the attacks. We are likely to face attempted attacks in the future. Accordingly, we may be vulnerable to losses associated with the improper functioning, security breach, or unavailability of our information systems as well as any systems used in acquired operations.

Our acquisitions require transitions and integration of various information technology systems, and we regularly upgrade and expand our information technology systems’ capabilities. If we experience difficulties with the transition and integration of these systems or are unable to implement, maintain, or expand our systems properly, we could suffer from, among other things, operational disruptions, regulatory problems, working capital disruptions, and increases in administrative expenses. While we make significant efforts to address any information security issues and vulnerabilities with respect to the companies we acquire, we may still inherit risks of security breaches or other compromises when we integrate these companies within our business.

Quality reporting requirements may negatively impact Medicare reimbursement.

The Improving Medicare Post-Acute Care Transformation Act of 2014 (Pub. L. 113-185) (the “IMPACT Act”) requires the submission of standardized data by certain healthcare providers. Specifically, the IMPACT Act requires, among other significant activities, the reporting of standardized patient assessment data with regard to quality measures, resource use, and other measures. Failure to report data as required will subject providers to a 2% reduction in market basket prices then in effect. Additionally, reporting activities associated with the IMPACT Act are anticipated to be quite burdensome. CMS proposes to require hospitals to have a discharge planning process that focuses on patients’ goals and preferences and on preparing them and, as appropriate, their caregivers, to be active partners in their post-discharge care. The adoption of these and additional quality reporting measures for our hospitals to track and report will require additional time and expense and could affect reimbursement in the future. In healthcare generally, the burdens associated with collecting, recording, and reporting quality data are increasing.

There can be no assurance that all of our agencies will continue to meet quality reporting requirements in the future which may result in one or more of our agencies seeing a reduction in its Medicare reimbursements. Regardless, we, like other healthcare providers, are likely to incur additional expenses in an effort to comply with additional and changing quality reporting requirements.

We may be adversely affected by negative publicity which can result in increased governmental and regulatory scrutiny and possibly adverse regulatory changes.

Negative press coverage, including about the industries in which we currently operate, can result in increased governmental and regulatory scrutiny and possibly adverse regulatory changes. Adverse publicity and increased governmental scrutiny can have a negative impact on our reputation with referral sources and patients and on the morale and performance of our employees, both of which could adversely affect our businesses and results of operations.

Current and future acquisitions may use significant resources, may be unsuccessful, and could expose us to unforeseen liabilities.

As part of our growth strategy, we may pursue acquisitions of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and other related healthcare facilities and services. These acquisitions, including the acquisition of U.S. HealthWorks by Concentra in early 2018, may involve significant cash expenditures, debt incurrence, additional operating losses and expenses, and compliance risks that could have a material adverse effect on our financial condition and results of operations.

We may not be able to successfully integrate our acquired businesses into ours, and therefore, we may not be able to realize the intended benefits from an acquisition. If we fail to successfully integrate acquisitions, including that of U.S. HealthWorks, our financial condition and results of operations may be materially adversely affected. These acquisitions could result in difficulties integrating acquired operations, technologies, and personnel into our business. Such difficulties may divert significant financial, operational, and managerial resources from our existing operations and make it more difficult to achieve our operating and strategic objectives. We may fail to retain employees or patients acquired through these acquisitions, which may negatively impact the integration efforts. These acquisitions, including the acquisition of U.S. HealthWorks by Concentra, could also have a negative impact on our results of operations if it is subsequently determined that goodwill or other acquired intangible assets are impaired, thus resulting in an impairment charge in a future period.

In addition, these acquisitions involve risks that the acquired businesses will not perform in accordance with expectations; that we may become liable for unforeseen financial or business liabilities of the acquired businesses, including liabilities for failure to comply with healthcare regulations; that the expected synergies associated with acquisitions will not be achieved; and that business judgments concerning the value, strengths, and weaknesses of businesses acquired will prove incorrect, which could have a material adverse effect on our financial condition and results of operations.

Risks associated with our potential international operations.

We are expanding our operations into other countries. International operations are subject to risks that may materially adversely affect our business, results of operations, and financial condition. The risks that our potential international operations would be subject to include, among other things: difficulties and costs relating to staffing and managing foreign operations; fluctuations in the value of foreign currencies; repatriation of cash from our foreign operations to the United States; foreign countries may impose additional withholding taxes or otherwise tax our foreign income; separate operating and financial systems; disaster recovery; and unexpected regulatory, economic, and political changes in foreign markets. In addition to the foregoing, our potential international operations will face risks associated with complying with laws governing our foreign business operations, including the United States Foreign Corrupt Practices Act and applicable regulatory requirements.

Future joint ventures may use significant resources, may be unsuccessful, and could expose us to unforeseen liabilities.

As part of our growth strategy, we have partnered and may partner with large healthcare systems to provide post-acute care services. These joint ventures have included and may involve significant cash expenditures, debt incurrence, additional operating losses and expenses, and compliance risks that could have a material adverse effect on our financial condition and results of operations.

A joint venture involves the combining of corporate cultures and mission. As a result, we may not be able to successfully operate a joint venture, and therefore, we may not be able to realize the intended benefits. If we fail to successfully execute a joint venture relationship, our financial condition and results of operations may be materially adversely affected. A new joint venture could result in difficulties in combining operations, technologies, and personnel. Such difficulties may divert significant financial, operational, and managerial resources from our existing operations and make it more difficult to achieve our operating and strategic objectives. We may fail to retain employees or patients as a result of the integration efforts.

A joint venture is operated through a board of directors that contains representatives of Select and other parties to the joint venture. We may not control the board or some actions of the board may require supermajority votes. As a result, the joint venture may elect certain actions that could have adverse effects on our financial condition and results of operations.

If we fail to compete effectively with other hospitals, clinics, occupational health centers, and healthcare providers in the local areas we serve, our net operating revenues and profitability may decline.

The healthcare business is highly competitive, and we compete with other hospitals, rehabilitation clinics, occupational health centers, and other healthcare providers for patients. If we are unable to compete effectively in the critical illness recovery, rehabilitation hospital, outpatient rehabilitation, and occupational health services businesses, our ability to retain customers and physicians, or maintain or increase our revenue growth, price flexibility, control over medical cost trends, and marketing expenses may be compromised and our net operating revenues and profitability may decline.

Many of our critical illness recovery hospitals and our rehabilitation hospitals operate in geographic areas where we compete with at least one other facility that provides similar services.

Our outpatient rehabilitation clinics face competition from a variety of local and national outpatient rehabilitation providers, including physician-owned physical therapy clinics, dedicated locally owned and managed outpatient rehabilitation clinics, and hospital or university owned or affiliated ventures, as well as national and regional providers in select areas. Other competing outpatient rehabilitation clinics in local areas we serve may have greater name recognition and longer operating histories than our clinics. The managers of these competing clinics may also have stronger relationships with physicians in their communities, which could give them a competitive advantage for patient referrals. Because the barriers to entry are not substantial and current customers have the flexibility to move easily to new healthcare service providers, we believe that new outpatient physical therapy competitors can emerge relatively quickly.

Concentra’s primary competitors, including those of U.S. HealthWorks, have typically been independent physicians, hospital emergency departments, and hospital-owned or hospital-affiliated medical facilities. Because the barriers to entry in Concentra’s geographic markets are not substantial and its current customers have the flexibility to move easily to new healthcare service providers, new competitors to Concentra can emerge relatively quickly. The markets for Concentra’s consumer health and veteran’s healthcare businesses are also fragmented and competitive. If Concentra’s competitors are better able to attract patients or expand services at their facilities than Concentra is, Concentra may experience an overall decline in revenue. Similarly, competitive pricing pressures from our competitors could cause Concentra to lose existing or future CBOC contracts with the Department of Veterans Affairs, which may also cause Concentra to experience an overall decline in revenue.

Future cost containment initiatives undertaken by private third-party payors may limit our future net operating revenues and profitability.

Initiatives undertaken by major insurers and managed care companies to contain healthcare costs affect our profitability. These payors attempt to control healthcare costs by contracting with hospitals and other healthcare providers to obtain services on a discounted basis. We believe that this trend may continue and may limit reimbursements for healthcare services. If insurers or managed care companies from whom we receive substantial payments reduce the amounts they pay for services, our profit margins may decline, or we may lose patients if we choose not to renew our contracts with these insurers at lower rates.

If we fail to maintain established relationships with the physicians in the areas we serve, our net operating revenues may decrease.

Our success is partially dependent upon the admissions and referral practices of the physicians in the communities our critical illness recovery hospitals, rehabilitation hospitals, and outpatient rehabilitation clinics serve, and our ability to maintain good relations with these physicians. Physicians referring patients to our hospitals and clinics are generally not our employees and, in many of the local areas that we serve, most physicians have admitting privileges at other hospitals and are free to refer their patients to other providers. If we are unable to successfully cultivate and maintain strong relationships with these physicians, our hospitals’ admissions and our facilities’ and clinics’ businesses may decrease, and our net operating revenues may decline.

We could experience significant increases to our operating costs due to shortages of healthcare professionals or union activity.

Our critical illness recovery hospitals and our rehabilitation hospitals are highly dependent on nurses, our outpatient rehabilitation division is highly dependent on therapists for patient care, and Concentra is highly dependent upon the ability of its affiliated professional groups to recruit and retain qualified physicians and other licensed providers. The market for qualified healthcare professionals is highly competitive. We have sometimes experienced difficulties in attracting and retaining qualified healthcare personnel. We cannot assure you we will be able to attract and retain qualified healthcare professionals in the future. Additionally, the cost of attracting and retaining qualified healthcare personnel may be higher than we anticipate, and as a result, our profitability could decline.

In addition, United States healthcare providers are continuing to see an increase in the amount of union activity. Though we cannot predict the degree to which we will be affected by future union activity, there may be continuing legislative proposals that could result in increased union activity. We could experience an increase in labor and other costs from such union activity.

Our business operations could be significantly disrupted if we lose key members of our management team.

Our success depends to a significant degree upon the continued contributions of our senior officers and other key employees, and our ability to retain and motivate these individuals. We currently have employment agreements in place with three executive officers and change in control agreements and/or non-competition agreements with several other officers. Many of these individuals also have significant equity ownership in our company. We do not maintain any key life insurance policies for any of our employees. The loss of the services of certain of these individuals could disrupt significant aspects of our business, could prevent us from successfully executing our business strategy, and could have a material adverse effect on our results of operations.

In conducting our business, we are required to comply with applicable laws regarding fee-splitting and the corporate practice of medicine.

Some states prohibit the “corporate practice of medicine” that restricts business corporations from practicing medicine through the direct employment of physicians or from exercising control over medical decisions by physicians. Some states similarly prohibit the “corporate practice of therapy.” The laws relating to corporate practice vary from state to state and are not fully developed in each state in which we have facilities. Typically, however, professional corporations owned and controlled by licensed professionals are exempt from corporate practice restrictions and may employ physicians or therapists to furnish professional services. Also, in some states, hospitals are permitted to employ physicians.

Some states also prohibit entities from engaging in certain financial arrangements, such as fee-splitting, with physicians or therapists. The laws relating to fee-splitting also vary from state to state and are not fully developed. Generally, these laws restrict business arrangements that involve a physician or therapist sharing medical fees with a referral source, but in some states, these laws have been interpreted to extend to management agreements between physicians or therapists and business entities under some circumstances.

We believe that Select’s current and planned activities do not constitute fee-splitting or the unlawful corporate practice of medicine as contemplated by these state laws. However, there can be no assurance that future interpretations of such laws will not require structural and organizational modification of our existing relationships with the practices. If a court or regulatory body determines that we have violated these laws or if new laws are introduced that would render our arrangements illegal, we could be subject to civil or criminal penalties, our contracts could be found legally invalid and unenforceable (in whole or in part), or we could be required to restructure our contractual arrangements with our affiliated physicians and other licensed providers.

If the frequency of workplace injuries and illnesses continues to decline, Concentra’s results may be negatively affected.

Approximately 58% of Concentra’s revenue in 2018 was generated from the treatment of workers’ compensation claims. In the past decade, the number of workers’ compensation claims has decreased, which Concentra primarily attributes to improvements in workplace safety, improved risk management by employers, and changes in the type and composition of jobs. During the economic downturn, the number of employees with workers’ compensation insurance substantially decreased. Although the number of covered employees has increased more in recent years as the employment rate has increased, adverse economic conditions can cause the number of covered employees to decline which can cause further declines in workers’ compensation claims. In addition, because of the greater access to health insurance and the fact that the United States economy has continued to shift from a manufacturing-based to a service-based economy along with general improvements in workplace safety, workers are generally healthier and less prone to work injuries. Increases in employer-sponsored wellness and health promotion programs, spurred in part by the Affordable Care Act, have led to fitter and healthier employees who may be less likely to injure themselves on the job. Concentra’s business model is based, in part, on its ability to expand its relative share of the market for the treatment of claims for workplace injuries and illnesses. If workplace injuries and illnesses decline at a greater rate than the increase in total employment, or if total employment declines at a greater rate than the increase in incident rates, the number of claims in the workers’ compensation market will decrease and may adversely affect Concentra’s business.

If Concentra loses several significant employer customers, its results may be adversely affected.

Concentra’s results may decline if it loses several significant employer customers. One or more of Concentra’s significant employer customers could be acquired. Additionally, Concentra could lose significant employer customers due to competitive pricing pressures or other reasons. The loss of several significant employer customers could cause a material decline in Concentra’s profitability and operating performance.

Significant legal actions could subject us to substantial uninsured liabilities.

Physicians, hospitals, and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability, or related legal theories. Many of these actions involve large claims and significant defense costs. We are also subject to lawsuits under federal and state whistleblower statutes designed to combat fraud and abuse in the healthcare industry. These whistleblower lawsuits are not covered by insurance and can involve significant monetary damages and award bounties to private plaintiffs who successfully bring the suits.

We currently maintain professional malpractice liability insurance and general liability insurance coverages through a number of different programs that are dependent upon such factors as the state where we are operating and whether the operations are wholly-owned or are operated through a joint venture. For our wholly-owned operations, we currently maintain insurance coverages under a combination of policies with a total annual aggregate limit of up to $40.0 million. Our insurance for the professional liability coverage is written on a “claims-made” basis, and our commercial general liability coverage is maintained on an “occurrence” basis. These coverages apply after a self-insured retention limit is exceeded. For our joint venture operations, we have numerous programs that are designed to respond to the risks of the specific joint venture. The annual aggregate limit under these programs ranges from $5.0 million to $20.0 million. The policies are generally written on a “claims-made” basis. Each of these programs has either a deductible or self-insured retention limit. We review our insurance program annually and may make adjustments to the amount of insurance coverage and self-insured retentions in future years. In addition, our insurance coverage does not generally cover punitive damages and may not cover all claims against us.

Concentration of ownership among our existing executives and directors may prevent new investors from influencing significant corporate decisions.

Our executives and directors, beneficially own, in the aggregate, approximately 19.48% of Holdings’ outstanding common stock as of May 31, 2019. As a result, these stockholders have significant control over our management and policies and are able to exercise influence over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation, and approval of significant corporate transactions. The directors elected by these stockholders are able to make decisions affecting our capital structure, including decisions to issue additional capital stock, implement stock repurchase programs, and incur indebtedness. This influence may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2019 on a historical basis and on an as adjusted basis to give effect to Refinancing Transactions and the use of the net proceeds therefrom as described under “Use of proceeds” as if the offering had been completed as of March 31, 2019. You should read this table in conjunction with “Use of proceeds” and “Summary—Summary historical consolidated financial and other data” in this offering memorandum and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included in our annual report on Form 10-K and quarterly report on Form 10-Q, including Note 13 to the financial statements contained therein, incorporated by reference into this offering memorandum.

Actual Capitalization as of March 31, 2019

(in thousands) (unaudited)

	Select + Subsidiary Guarantors	Non- Guarantor Subsidiaries (Including Concentra) (3)	Consolidated Total
Cash and cash equivalents	$7,532	$140,283	$147,815

Debt:
Senior secured term loans	1,031,068	1,380,297	2,411,365
Senior secured revolving facility(1)	160,000	—	160,000
Total senior secured principal	1,191,068	1,380,297	2,571,365

6.375% Notes due 2021	710,000	—	710,000
Notes offered hereby	—	—	—
Other(2)	12,357	59,369	71,726
Total debt principal outstanding	1,913,425	1,439,666	3,353,091
Unamortized discount	(8,774)	(2,555)	(11,329)
Unamortized debt issuance costs	(12,989)	(17,341)	(30,330)
Total debt	1,891,662	1,419,770	3,311,432

Total stockholders’ equity			802,031
Total capitalization			4,113,463

Total net debt principal outstanding	1,905,893	1,299,383	3,205,276
Total net senior secured principal	1,183,536	1,240,014	2,423,550

As-Adjusted Capitalization as of March 31, 2019

(in thousands) (unaudited)

	Select + Subsidiary Guarantors	Non- Guarantor Subsidiaries (Including Concentra)(3)	Consolidated Total
Cash and cash equivalents	$13,570	$140,283	$153,853

Debt:
Senior secured term loans	1,431,068	1,380,297	2,811,365
Senior secured revolving facility(1)	—	—	—
Total senior secured principal	1,431,068	1,380,297	2,811,365

6.375% Notes due 2021	—	—	—
Notes offered hereby	500,000	—	500,000
Other(2)	12,357	59,369	71,726
Total debt principal outstanding	1,943,425	1,439,666	3,383,091
Unamortized discount	(13,267)	(2,555)	(15,822)
Unamortized debt issuance costs	(21,698)	(17,341)	(39,039)
Total debt	1,908,460	1,419,770	3,328,230

Total stockholders’ equity			791,272
Total capitalization			4,119,502

Total net debt principal outstanding	1,929,855	1,299,383	3,229,238
Total net senior secured principal	1,417,498	1,240,014	2,657,512

(1)         The revolving loan under our senior secured credit facilities provides for borrowings of up to $450.0 million of which $411.6 million was available as of March 31, 2019 for working capital and general corporate purposes (after given effect to the Refinancing Transactions and to $38.4 million of outstanding letters of credit at March 31, 2019).

(2)         Other debt consists primarily of borrowings to finance insurance programs, indebtedness to sellers of acquired businesses and other miscellaneous borrowings.

(3)         Select and Holdings are not parties to the Concentra credit facilities and are not obligors with respect to Concentra’s debt under such agreements. While this debt is non-recourse to Select, it is included in Select’s consolidated financial statements.

Description of other indebtedness

The following summary of certain provisions of the documents governing our outstanding indebtedness does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this offering memorandum.

Select senior secured credit facilities

General

On March 6, 2017, we entered into a new senior secured credit agreement (the “Select credit agreement”). As of March 31, 2019, the Select credit facilities provided for senior secured financing consisting of:

•                  a revolving facility of $450.0 million maturing in March 2022, including a $75.0 million sublimit for the issuance of standby letters of credit (the “Select revolving facility”), and

•                  a term loan of $1,129.9 million, maturing in March 2025 (the “Select term loan” and, together with the Select revolving facility, the “Select credit facilities”).

All borrowings under the Select credit facilities are subject to the satisfaction of required conditions, including the absence of a default at the time of and immediately after giving effect to such borrowing and the accuracy of the representations and warranties of the loan parties.

As of March 31, 2019, we had outstanding borrowings under the Select credit facilities consisting of $1,031.1 million in Select term loans (excluding unamortized discounts and debt issuance costs of $18.1 million) and borrowings of $160.0 million (excluding letters of credit) under the Select revolving facility. As of March 31, 2019, we had $251.6 million of availability under the Select revolving facility after giving effect to $38.4 million of outstanding undrawn letters of credit.

Interest and fees

As of March 31, 2019, (i) the applicable interest rate for the Select term loan was, at Select’s option, the Adjusted LIBO Rate (as defined in the Select credit agreement) plus 2.50% or the Alternate Base Rate (as defined in the Select credit agreement) plus 1.50%, and (ii) the applicable interest rate for the Select revolving facility was, at Select’s option, the Adjusted LIBO Rate plus 2.50% or the Alternate Base Rate plus 1.50%, subject to adjustment based on our total net leverage, as specified in the Select credit agreement.

On the last day of each calendar quarter, we are required to pay each lender a commitment fee in respect of any unused commitments under the Select revolving facility, which is currently 0.50% per annum subject to adjustment based on our total net leverage, as specified in the Select credit agreement.

Prepayments

We will be required to prepay borrowings under the Select credit facilities with (i) 100% of the net cash proceeds received from non-ordinary course asset sales or other dispositions, or as a result of a casualty or condemnation, subject to reinvestment provisions and other customary carve-outs and, to the extent required, the payment of certain indebtedness secured by liens that are pari passu with the liens securing the debt under the Select credit facilities or subject to a first lien intercreditor agreement, (ii) 100% of the net cash proceeds received from the issuance of debt obligations other than certain permitted debt obligations, and (iii) 50% of excess cash flow (as defined in the Select credit agreement) if our total net leverage ratio, as specified in the Select credit agreement, is greater than 4.50 to 1.00 and 25% of excess cash flow if our total net leverage ratio is less than or equal to 4.50 to 1.00 and greater than 4.00 to 1.00, in each case, reduced by the aggregate amount of term loans, revolving loans and certain other debt optionally prepaid (and, in the case of revolving loans, accompanied by a reduction in the related commitment) during the applicable fiscal year. We will not be required to prepay borrowings with excess cash flow if our total net leverage ratio is less than or equal to 4.00 to 1.00.

Repayment

The balance of the Select term loan will be payable on March 6, 2025; however, if the 2021 Notes, which are due June 1, 2021, are outstanding on March 1, 2021, the maturity date for the Select term loan will become March 1, 2021. The Select revolving facility will mature on March 6, 2022; however, if the 2021 Notes are outstanding on February 1, 2021, the maturity date for the Select revolving facility will become February 1, 2021.

Collateral and guarantors

Borrowings under the Select credit facilities are guaranteed by Holdings and substantially all of our current domestic subsidiaries and will be guaranteed by substantially all of Select’s future domestic subsidiaries (subject, in each case, to permitted liens), in each case, other than Concentra and its subsidiaries and subject to covenants as specified in the Select credit agreement. Borrowings under the Select credit facilities are secured by substantially all of Select’s existing and future property and assets and by a pledge of Select’s capital stock, the capital stock of Select’s domestic subsidiaries other than Concentra and its subsidiaries, and up to 65% of the capital stock of Select’s foreign subsidiaries held directly by Select or a domestic subsidiary, other than Concentra and its subsidiaries.

Restrictive covenants and other matters

The Select revolving facility requires us to maintain a total net leverage ratio, as specified in the Select credit agreement, not to exceed 6.00 to 1.00. The total net leverage ratio is tested quarterly. Failure to comply with this covenant (subject to cure rights specified in the Select credit agreement) would result in an event of default under the Select revolving facility only and, absent a waiver or an amendment from the revolving lenders, preclude us from making further borrowings under the Select revolving facility and permit the revolving lenders to accelerate all outstanding borrowings under the Select revolving facility. The termination of the Select revolving facility commitments and the acceleration of amounts outstanding thereunder would constitute an event of default with respect to the Select term loan.

The Select credit facilities also contain a number of other affirmative and restrictive covenants, including: limitations on mergers, consolidations and dissolutions; sales of assets; investments and acquisitions; indebtedness; liens; affiliate transactions; and dividends and restricted payments. The Select credit facilities contain events of default for non-payment of principal and interest when due (subject, as to interest, to a grace period), cross-default and cross-acceleration provisions and an event of default that would be triggered by a change of control.

2021 Notes

On May 28, 2013, we issued and sold $600.0 million aggregate principal amount of 2021 Notes. On March 11, 2014, Select issued and sold $110.0 million aggregate principal amount of additional 2021 Notes (the “additional 2021 Notes”). The additional 2021 Notes were issued as additional notes under the indenture pursuant to which it previously issued $600.0 million of 2021 Notes (the “existing 2021 Notes”). The additional 2021 Notes are treated as a single series with the existing 2021 Notes and have the same terms as those of the existing 2021 Notes.

Interest on the 2021 Notes accrues at the rate of 6.375% per annum and is payable semi-annually in cash in arrears on June 1 and December 1 of each year. The 2021 Notes are our senior unsecured obligations and rank equally in right of payment with all of our other existing and future senior unsecured indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The 2021 Notes are guaranteed, jointly and severally, by our direct or indirect existing and future domestic restricted subsidiaries other than certain non-guarantor subsidiaries, including Concentra and its subsidiaries.

We may redeem some or all of the 2021 Notes at a redemption price (expressed in percentage of principal amount on the redemption date) of 100.000% of the principal amount thereof, plus accrued interest, if any.

We are obligated to offer to repurchase the 2021 Notes at a price of 101% of their principal amount plus accrued and unpaid interest, if any, as a result of certain change of control events. These restrictions and prohibitions are subject to certain qualifications and exceptions.

The indenture relating to the 2021 Notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to: grant liens on its assets; make dividend payments, other distributions or other restricted payments; incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments; merge, consolidate, transfer or dispose of substantially all of our assets; incur additional indebtedness; make investments; sell assets, including capital stock of subsidiaries; use the proceeds from sales of assets, including capital stock of restricted subsidiaries; and enter into transactions with affiliates. In addition, the indenture requires, among other things, us to provide financial and current reports to holders of the 2021 Notes or file such reports electronically with the SEC. These covenants are subject to a number of exceptions, limitations and qualifications set forth in the indenture.

Select refinancing transactions

Concurrently with the closing of this offering, we intend to enter into the other Refinancing Transactions. See “Summary—Refinancing transactions.”

Concentra credit facilities

Concentra first lien credit agreement

General

On June 1, 2015, Concentra entered into a first lien credit agreement (the “Concentra first lien credit agreement”). As of March 31, 2019, the Concentra first lien credit agreement provides for first lien financing consisting of:

•                  a revolving credit facility of $75.0 million, maturing in June 2020, including a $25.0 million sublimit for the issuance of standby letters of credit (the “Concentra revolving facility”); and

•                  a first lien term loan of $1,174.0 million, maturing in June 2022 (the “Concentra first lien term loan”).

On April 8, 2019, Concentra entered into Amendment No. 5 to the Concentra first lien credit agreement. Amendment No. 5 (i) extended the maturity date for the Concentra revolving facility to June 1, 2021 and (ii) provided for an additional $25.0 million of revolving commitments.

All borrowings under the Concentra first lien credit agreement are subject to the satisfaction of required conditions, including the absence of a default at the time of and immediately after giving effect to such borrowing and the accuracy of the representations and warranties of the loan parties.

Interest

As of March 31, 2019, (i) the applicable interest rate for the Concentra first lien term loan was the Adjusted LIBO Rate (as defined in the Concentra first lien credit agreement) plus 2.75% or the Alternate Base Rate (as defined in the Concentra first lien credit agreement) plus 1.75%, and (ii) the applicable interest rate for the Concentra revolving facility was the Adjusted LIBO Rate plus 2.50% or the Alternate Base Rate plus 1.50%.

Repayment

The balance of the Concentra first lien term loan will be payable on June 1, 2022. The Concentra revolving facility will mature on June 1, 2021.

Restrictive covenants and other matters

The Concentra revolving facility requires Concentra to maintain a first lien net leverage ratio, as specified in the Concentra first lien credit agreement, not to exceed 5.75 to 1.00. The first lien net leverage ratio is tested quarterly, but only if Revolving Exposure (as defined in the Concentra first lien credit agreement) exceeds 30% of Revolving Commitments (as defined in the Concentra first lien credit agreement) on such day. Failure to comply with this covenant (subject to cure rights specified in the Concentra first lien credit agreement) would result in an event of default under the Concentra revolving facility only and, absent a waiver or an amendment from the revolving lenders, preclude Concentra from making further borrowings under the Concentra revolving facility and permit the revolving lenders to accelerate all outstanding borrowings under the Concentra revolving facility. Upon such acceleration, Concentra’s failure to comply with the financial covenant would result in an event of default with respect to the Concentra first lien term loan. Upon the acceleration of the revolving loans and the Concentra first lien term loan, an event of default would result with respect to the Concentra second lien credit agreement (as defined herein).

Concentra second lien credit agreement

On February 1, 2018, Concentra entered into a second lien credit agreement (the “Concentra second lien credit agreement” and, together with the Concentra first lien credit agreement, the “Concentra credit agreements”) that provided for $240.0 million in term loans (the “Concentra second lien term loan” and, together with the Concentra first lien term loan and the Concentra revolving facility, the “Concentra credit facilities”).

General

As of March 31, 2019, the Concentra second lien credit agreement provides for second lien financing consisting of the Concentra second lien term loan of $240.0 million, maturing in June 2023.

All borrowings under the Concentra second lien credit agreement are subject to the satisfaction of required conditions, including the absence of a default at the time of and immediately after giving effect to such borrowing and the accuracy of the representations and warranties of the loan parties.

As of March 31, 2019, Concentra had outstanding borrowings under the Concentra credit facilities consisting of $1,380.3 million of Concentra term loans (excluding unamortized discounts and debt issuance costs of $19.4 million), and Concentra did not have any borrowings (excluding letters of credit) under the Concentra revolving facility. As of March 31, 2019, Concentra had $62.3 million of availability under the Concentra revolving facility after giving effect to $12.7 million of outstanding letters of credit.

Interest

Borrowings under the Concentra second lien credit agreement bear interest at a rate equal to the Adjusted LIBO Rate (as defined in the Concentra second lien credit agreement) plus 6.50% (subject to an Adjusted LIBO Rate floor of 1.00%), or the Alternate Base Rate (as defined in the Concentra second lien credit agreement) plus 5.50% (subject to an Alternate Base Rate floor of 2.00%).

Prepayment Premium

If, on or prior to February 1, 2020, Concentra voluntarily prepays any of the Concentra second lien term loan or refinances such term loans with net proceeds of other indebtedness, Concentra will pay a premium of 1.00% of the aggregate principal amount of the Concentra second lien term loan so prepaid.

Prepayments

Concentra will be required to prepay borrowings under the Concentra credit facilities with (i) 100% of the net cash proceeds received from non-ordinary course asset sales or other dispositions, or as a result of a casualty or condemnation, subject to reinvestment provisions and other customary carveouts and the payment of certain indebtedness secured by liens, (ii) 100% of the net cash proceeds received from the issuance of debt obligations (other than certain permitted debt obligations), and (iii) 50% of excess cash flow (as defined in the Concentra credit facilities) if Concentra’s secured net leverage ratio is greater than 4.25 to 1.00 and 25% of excess cash flow if Concentra’s secured net leverage ratio is less than or equal to 4.25 to 1.00 and greater than 3.75 to 1.00, in each case, reduced by the aggregate amount of term loans and certain debt secured on a pari passu basis optionally prepaid during the applicable fiscal year and the aggregate amount of revolving commitments reduced permanently during the applicable fiscal year (other than in connection with a refinancing). Concentra will not be required to prepay borrowings with excess cash flow if Concentra’s secured net leverage ratio is less than or equal to 3.75 to 1.00. No mandatory prepayment is required under the Concentra second lien credit agreement to the extent any mandatory prepayment is applied to indebtedness secured by liens ranking prior to the Concentra second lien credit agreement (and to the extent such debt is revolving indebtedness, such prepayment is accompanied by a permanent reduction of the applicable commitments).

Repayment

The balance of the Concentra second lien term loan will be payable on June 1, 2023.

Collateral and guarantors

The borrowings under the Concentra first lien credit agreement are guaranteed, on a first lien basis, and the borrowings under the Concentra second lien credit agreement are guaranteed, on a second lien basis, by Concentra Holdings, Inc., Concentra, and certain domestic subsidiaries of Concentra (subject, in each case, to permitted liens). These borrowings will also be guaranteed by certain of Concentra’s future domestic subsidiaries. The borrowings under the Concentra credit facilities are secured by substantially all of Concentra’s and its domestic subsidiaries’ existing and future property and assets and by a pledge of Concentra’s capital stock, the capital stock of certain of Concentra’s domestic subsidiaries and up to 65% of the voting capital stock and 100% of the non-voting capital stock of Concentra’s foreign subsidiaries, if any.

Restrictive covenants and other matters

The Concentra credit facilities contain a number of other affirmative and restrictive covenants, including: limitations on mergers, consolidations and dissolutions; sales of assets; investments and acquisitions; indebtedness; liens; affiliate transactions; and dividends and restricted payments. The Concentra credit facilities contain events of default for non-payment of principal and interest when due (subject to a grace period for interest), cross-default and cross-acceleration provisions and an event of default that would be triggered by a change of control.